UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Genta Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

August 28, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Genta Incorporated on Monday, October 6, 2008 at 11:00 a.m., local time, at our Corporate Offices at 200 Connell Drive, Fifth Floor, Berkeley Heights, New Jersey 07922.

The accompanying notice of annual meeting of stockholders outlines the matters to be brought before the meeting, and the accompanying proxy statement discusses these matters in greater detail. The notice and the proxy statement have been made a part of this invitation.

Whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience. No postage need be affixed if you use the enclosed envelope and it is mailed in the United States. You may also vote electronically via the Internet or by telephone. If you have any questions or need assistance in completing the proxy card, please contact Investor Relations at the telephone number above. The Board recommends that you vote in favor of Proposal Two to approve the amendment of our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the capital stock available for issuance. If we do not amend the Restated Certificate of Incorporation, as amended, we will be in default under the securities purchase agreement, which would likely have a harmful effect on the company, including the possibility of bankruptcy.

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, with this proxy statement. We are mailing this proxy statement and a form of proxy on or about September 3, 2008.

Our Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

Notice of Annual Meeting of Stockholders

August 28, 2008

The 2008 annual meeting of stockholders of Genta Incorporated, a Delaware corporation, will be held on Monday, October 6, 2008 at 11:00 a.m., local time, at our Corporate Offices at 200 Connell Drive, Fifth Floor, Berkeley Heights, New Jersey 07922 for the following purposes:

1.	To elect five directors.

2.	To approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

3.	To transact such other business as may properly come before the meeting.

All stockholders are cordially invited to attend the annual meeting. Attendance at the annual meeting is limited to our stockholders and one guest. Only stockholders of record at the close of business on August 25, 2008, the record date, are entitled to notice of and to vote at the annual meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE ELECTRONICALLY VIA THE INTERNET. YOU MAY ALSO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT OR VOTE BY TELEPHONE.

By order of the Board of Directors,

Gary Siegel
Interim Corporate Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

(1) Visit the Web site noted on your proxy card to vote via the Internet,

(2) Use the toll-free telephone number on your proxy card to vote by phone, or

(3) Sign, date and return your proxy card in the enclosed envelope to vote by mail.

PROXY STATEMENT
VOTING AT THE ANNUAL MEETING
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
OTHER MATTERS
MATTERS RELATING TO OUR GOVERNANCE
EXECUTIVE OFFICERS AND COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
STOCKHOLDER PROPOSALS FOR NEXT YEAR
ANNUAL REPORT ON FORM 10-K

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

PROXY STATEMENT

This proxy statement contains information related to the 2008 annual meeting of stockholders of Genta Incorporated, a Delaware corporation, to be held on Monday, October 6, 2008 at 11:00 a.m., local time, at our Corporate Offices at 200 Connell Drive, Fifth Floor, Berkeley Heights, New Jersey 07922, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being mailed to our stockholders on or about September 3, 2008. The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, is being mailed together with this proxy statement.

In this proxy statement, “Genta”, “Company”, “we”, “us” and “our” refer to Genta Incorporated.

VOTING AT THE ANNUAL MEETING

Revocability of Proxies

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including a telephone or internet vote), by delivering a written revocation of your proxy to our Corporate Secretary, or by voting at the meeting. The method by which you vote by proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Voting Rights

Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. Broker non-votes occur when a nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner.

Only stockholders of record at the close of business on August 25, 2008, the record date, are entitled to notice of and to vote at the annual meeting, and at any postponements or adjournments thereof. As of the record date, 36,760,558 shares of our Common Stock, par value $.001 per share, were issued and outstanding, and 7,700 shares of our convertible Series A Preferred Stock, par value $.001 per share, were outstanding. Holders of our Common Stock are entitled to one vote per share for each proposal presented at the annual meeting. Holders of our Series A Preferred Stock are not entitled to vote at the annual meeting.

For Proposal 1, the affirmative vote of a plurality of the shares of Common Stock cast by the stockholders present in person or represented by proxy at the Annual Meeting is required to elect the nominees for election as Directors. Thus, broker non-votes and withholding authority will have no effect on the outcome of the vote for the election of Directors. Broker non-votes are when shares are represented at the Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner.

For Proposal 2, the affirmative vote of a majority of the outstanding shares of our Common Stock is required to approve the amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance to 6,005,000,000, consisting of

6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Brokers may vote on this proposal even if they do not receive instructions from the beneficial owner; however, abstentions and broker non-votes will have the effect of a vote “against” this proposal.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy as you can always change your vote at the annual meeting. Please complete the proxy card by voting on the Internet, calling the toll-free telephone number on the proxy card, or complete, date and sign the enclosed proxy card and return it at your earliest convenience. We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our capital stock. Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication. In addition, we have retained Mellon Investor Services to act as our proxy solicitor in conjunction with the annual meeting. We have agreed to pay that firm $8,500 plus reasonable out of pocket expenses, for proxy solicitation services.

At the annual meeting, and at any postponements and adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the annual meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR each of the two proposals.

Questions and Answers

Q. What am I voting on?

•	Election of five Directors (Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson) for a term ending at the next Annual Meeting of Stockholders; and

•	The approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

Q. Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date of August 25, 2008, are entitled to vote shares held by such stockholders on that date at the Annual Meeting. Each outstanding share entitles its holder to cast one vote.

Q. How do I vote?

Vote By Internet:  Visit the Web site noted on your proxy card to vote via the Internet

Vote By Mail:  Sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Vote By Telephone:  If you are a stockholder of record (that is, if you hold your stock in your own name), you may vote by telephone by following the instructions on your proxy card. The telephone number is toll-free, so voting by telephone is at no cost to you. If you vote by telephone, you do not need to return your proxy card.

Vote in Person:  Sign and date the proxy you receive and return it in person at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

Q. Can I access the proxy materials and transition report on Form 10-K, as amended, electronically?

This Proxy Statement, the proxy card, and our Annual Report on Form 10-K for the period ended December 31, 2007, as amended, are available on our website at www.genta.com.

Q. Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy by mail, you must (a) file with the Corporate Secretary a written notice of revocation or (b) timely deliver a valid, later-dated proxy. If you submitted your proxy by telephone, you may change your vote or revoke your proxy with a later telephone proxy. A telephone vote may be changed by a later telephone vote up until 11:59 PM EDT the night before the Annual Meeting. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

Q. What is the process for admission to the Annual Meeting?

If you are a record owner of your shares (i.e., your shares are held in your name), you must show government issued identification. Your name will be verified against the stockholder list. If you hold your shares through a bank, broker or trustee, you must also bring a copy of your latest bank or broker statement showing your ownership of your shares as of the Record Date.

Q. What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. On the Record Date, there were 36,760,558 outstanding shares of Common Stock entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q. What vote is required to approve each item?

The affirmative vote of a plurality of the votes cast at the meeting by stockholders entitled to vote thereon is required for the election of Directors. The affirmative vote of a majority of the outstanding shares of our Common Stock is required for the approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

Q. What happens if I do not instruct my broker how to vote on the proxy?

If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors or the charter amendment.

Q. What are the recommendations of the Board of Directors?

The Board of Directors unanimously recommends that the stockholders vote:

•	FOR the election of the five nominated Directors; and

•	FOR the approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the 2008 annual meeting, five directors will be elected to serve a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Our Board has nominated Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Christopher P. Parios, Daniel D. Von Hoff, M.D. and Douglas G. Watson for election as directors to serve until the 2009 annual meeting of stockholders. All nominees are currently members of the Board.

Each nominee has expressed his or her willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. If a nominee becomes unavailable before the election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

Set forth below is certain information with respect to each nominee for director.

Nominees for Election at the Annual Meeting

Raymond P. Warrell, Jr., M.D., 58, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., which developed Trisenox®, a drug for the treatment of acute promyelocytic leukemia, which is now marketed by Cephalon, Inc. Dr. Warrell holds, or has filed, numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. He obtained a B.S. in Chemistry from Emory University, a M.D. from the Medical College of Georgia, and a M.B.A. from Columbia University Graduate School of Business. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

Martin J. Driscoll, 49, has been a member of our Board since September 2005. Mr. Driscoll brings more than twenty-seven years of executive experience in pharmaceutical Marketing & Sales, Business Development and Commercial Operations to the Genta Board. In March 2008, Mr. Driscoll became Chief Executive Officer of Javelin Pharmaceuticals, Inc. (AMEX:JAV) of Cambridge, Massachusetts where he had also served as a director since 2006. Javelin is a specialty pharmaceutical company that applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs that target current and underserved medical need in the pain management market. Mr. Driscoll joined Javelin from Pear Tree Pharmaceuticals, Inc., a development-stage company focused on women’s prescription healthcare products. Mr. Driscoll was CEO of Pear Tree Pharmaceuticals from September 2007 until March 2008. From August 2005 until September 2007, Mr. Driscoll was President of MKD Consulting Inc., a pharmaceutical management and commercialization consulting firm, and a Partner at TGaS Consulting, a pharmaceutical commercial operations benchmarking firm. From July 2003 until August 2005, Mr. Driscoll was Senior Vice President of Marketing and Sales at Reliant Pharmaceuticals, a privately held company that markets a portfolio of branded pharmaceutical products, where he was a member of the Management Committee and an Executive Officer of the Company. From 1983 to 1990, Mr. Driscoll held positions of increasing responsibility at Schering Plough Corporation, including most recently as Vice President of Marketing and Sales for Schering’s Primary Care Division. He previously served as Vice President, Marketing and Sales, for the Schering Diabetes Unit, and also for Key Pharmaceuticals, the largest

Schering U.S. Business Unit. His experience includes management of franchises that encompass oncologic, cardiovascular, anti-infective, metabolic, CNS, pulmonary and dermatologic products. At both Reliant and Schering, Mr. Driscoll had extensive experience in the negotiation, implementation and management of collaborations with other companies. Prior to joining Reliant, from 2000 to 2002 Mr. Driscoll was Vice President, Commercial Operations and Business Development at ViroPharma Inc., where he built the first commercial Sales and Marketing operation, and was the ViroPharma Chair for the ViroPharma/Aventis Joint Steering Committee for their Phase 3 antiviral product collaboration.

Christopher P. Parios, 67, has been a member of our Board since September 2005. Mr. Parios has more than thirty-seven years of pharmaceutical industry experience, including product development, marketing and promotion, strategy and tactic development, and managing pharmaco-economic and reimbursement issues. He has worked with many of the major companies in the pharmaceutical industry including Hoffmann-LaRoche, Ortho-McNeil, Pfizer, Novartis, Schering Plough, Janssen, Ortho Biotech, and Bristol-Myers Squibb. For the period 1997 to May of 2008, Mr. Parios was Executive Director of The Dominion Group, an independent healthcare consulting firm that specializes in market research, strategic planning, and competitive intelligence monitoring. In this role, he was responsible for the full range of market research, consulting, and business planning activities to facilitate informed business decisions for clients regarding product development, acquisitions, product positioning, and promotion. Mr. Parios continues to consult with the Dominion Group on a part-time basis. Previously, Mr. Parios was President and Chief Operating Officer of the Ferguson Communication Group, as well as Vice Chairman of the parent company, CommonHealth USA, a leading full-service communications resource for the healthcare industry. Mr. Parios was a partner in Pracon, Inc., a health-care marketing consulting firm from 1982 to 1991, and helped engineer the sale of that firm to Reed-Elsevier in 1989. Over a twenty-year period, Mr. Parios held progressively senior positions at Hoffmann-LaRoche, Inc., most recently as Director of New Product Planning and Regulatory Affairs Management. This group established the project management system for drug development at Roche and coordinated developmental activities for such products as Versed®, Rocephin®, Roferon®, Accutane®, Rimadyl®, and Tegison®. Mr. Parios was also a member of the corporate team responsible for domestic and international product and technology licensing activities.

Daniel D. Von Hoff, M.D., F.A.C.P., 60, has been a member of our Board since January 2000. Since November 2002, he has been Physician in Chief and Director of Translational Research at Translational Genomics Research Institute’s (TGen) in Phoenix, Arizona. He is also Chief Scientific Officer for US Oncology since January 2003 and he is also the Chief Scientific Officer, Scottsdale Clinical Research Institute since November 2005. Dr. Von Hoff’s major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. He and his colleagues were involved in the beginning of the development of many of the agents now used routinely, including: mitoxantrone, fludarabine, paclitaxel, docetaxel, gemcitabine, CPT-11, and others. At present, he and his colleagues are concentrating on the development of molecularly targeted therapies. Dr. Von Hoff’s laboratory interests and contributions have been in the area of in vitro drug sensitivity testing to individualize treatment for the patient. He and his laboratory are now concentrating on discovery of new targets in pancreatic cancer. Dr. Von Hoff has published more than 531 papers, 129 book chapters, and more than 891 abstracts. Dr. Von Hoff was appointed to President Bush’s National Cancer Advisory Board for June 2004 — March 2010. Dr. Von Hoff is the past President of the American Association for Cancer Research, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder of ILEXtm Oncology, Inc. (recently acquired by Genzyme). He is founder and the Editor Emeritus of Investigational New Drugs — The Journal of New Anticancer Agents; and, Editor-in-Chief of Molecular Cancer Therapeutics.

Douglas G. Watson, 63, has been a member of our Board since April 2002 and was appointed Vice Chairman of our Board and Lead Director in March 2005. From 1999 through the present, Mr. Watson is the founder and has served as the Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management-consulting firm. Prior to taking early retirement in 1999, Mr. Watson spent 33 years with Geigy/Ciba-Geigy/Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States. From 1986 to 1996, he was President of Ciba U.S. Pharmaceuticals Division, and in 1996 he was appointed President & Chief Executive Officer of Ciba-Geigy Corporation. During this ten-year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association board in Washington, DC. Mr. Watson became President & Chief Executive Officer of Novartis Corporation in 1997 when the merger of Ciba-Geigy & Sandoz was approved by the Federal Trade Commission. Mr. Watson is currently Chairman of the Board of OraSure Technologies Inc., and Chairman of the Board of Javelin Pharmaceuticals Inc. He also serves on the boards of Dendreon Corporation and BioMimetic Therapeutics Inc.

The Board unanimously recommends that you vote “FOR” the election of each nominee as director.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF
INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF
SHARES OF CAPITAL STOCK AVAILABLE FOR ISSUANCE

The Board has unanimously approved an amendment to our Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of capital stock from 255,000,000 shares to 6,005,000,000 shares and recommends that our stockholders approve the proposed amendment. The additional 5,750,000,000 shares of capital stock will be designated as Common Stock with a par value of $0.001 per share. Genta is currently authorized to issue 255,000,000 shares of capital stock, 250,000,000 of which are designated as Common Stock and 5,000,000 of which are designated as Preferred Stock.

The additional shares of Common Stock would have rights identical to our Common Stock currently outstanding. Approval of the proposed amendment and any issuance of Common Stock would not affect the rights of the holders of our Common Stock currently outstanding However, approval of the proposed amendment and any issuance of Common Stock will increase the outstanding number of shares of Common Stock, thereby causing dilution in earnings per share and voting interests of the outstanding Common Stock. In the event that the amendment is approved and all shares under the convertible notes are converted to Common Stock, there will be a large increase in the outstanding number of shares of Common Stock, thereby causing significant dilution in earnings per share and voting interests of the outstanding Common Stock. As of the record date, 36,760,558 shares of our Common Stock were issued and outstanding. The proposed amendment will not change the number of shares of Preferred Stock authorized for issuance.

The number of shares currently authorized is not sufficient for our existing commitments. On June 9, 2008, we placed $20,000,000 of Senior Secured Convertible Notes due June 2010. Holders of the Notes have the right, but not the obligation, for the following 12 months to purchase in whole, or in part, up to an additional $20,000,000 of Notes. The Notes are convertible into shares of Genta common stock at a conversion rate of 100,000 shares of common stock for every $1,000 of principal. Accordingly, if the additional $20,000,000 of Notes are issued in the 12 months following June 9, 2008, we require 4,000,000,000 shares of common stock for the conversion of these notes. In addition, interest on the notes can be paid in either cash or shares of Common Stock. Accordingly, we will require sufficient authorized shares of Common Stock in order to have the option to pay interest with shares of Common Stock. Under the terms of the securities purchase agreement, we are required to reserve a number of authorized but unissued shares of common stock equal to 125% of the aggregate number of shares issuable upon conversion of the Notes. The Notes include a covenant that that we will obtain approval from our stockholders to increase our authorized shares to be sufficient for the conversion of the Notes and for the potential payment of interest in shares of Common Stock. The Board recommends that you vote in favor of this Proposal to approve the amendment of our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the capital stock available for issuance. If we do not amend the Restated Certificate of Incorporation, as amended, we will be in default under the securities purchase agreement, which would likely have a harmful effect on the company, including the possibility of bankruptcy.

In addition to the number of shares required to be reserved under the terms of the securities purchase agreement, our Board believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by our Board to be necessary or desirable. These purposes may include, but are not limited to, the following: expanding our business or product lines through the acquisition of other businesses or products; establishing strategic relationships with other companies; raising capital through the sale of our Common Stock; and attracting and retaining valuable employees by providing equity incentives. Currently, we do not have any specific plans, arrangements, understandings or agreements to issue shares in connection with the foregoing prospective activities.

Once authorized, the additional shares of Common Stock may be issued with approval of our Board but without further approval of our stockholders, unless applicable law, rule or regulation requires stockholder approval. Stockholder approval of this proposal is required under Delaware law and requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock.

If this proposal number 2 is approved by our stockholders, the notes may be converted into a significant number of shares of our common stock. The following description of the convertible note transaction we recently entered into describes how many shares of stock the holders of the notes in the transactions may convert such notes into and the impact such conversion may have on our stockholders.

Description of the Transaction

On June 5, 2008, we entered into a binding securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors, to place up to $40,000,000 of senior secured convertible promissory notes (the “Notes”) with such investors. On June 9, 2008, we placed $20 million of such Notes (the “Initial Closing”).

The Notes bear interest at an annual rate of 15% per annum payable at quarterly intervals in stock or cash at the Company’s option, and will be convertible into shares of the Company’s common stock at a conversion rate of 100,000 shares of common stock for every $1,000 of principal; provided, however, at no time may the holder of a Note convert such Note if such conversion would cause the holder to beneficially own more than 4.999% of the then outstanding shares of common stock of the Company. Until June 9, 2009, the holders of the Notes have the right, but not the obligation, to purchase in whole or in part up to an additional $20 million of Notes (the “Subsequent Closing”). The Company has the right to force conversion of the Notes in whole or in part if the closing bid price of the Company’s common stock exceeds $0.50 per share for a period of 20 consecutive trading days. Each of Dr. Raymond Warrell, our Chief Executive Officer and Chairman, and Dr. Loretta Itri, our President, Pharmaceutical Development and Chief Medical Officer, participated in the Initial Closing by purchasing $1,950,000 and $300,000, respectively, of such Notes. The remaining Board members independently discussed Dr. Warrell and Dr. Itri’s participation in the transaction and resolved that such participation will not interfere with Dr. Warrell or Dr. Itri’s exercise of independent judgment in carrying out their responsibilities in their respective positions. Pursuant to the general security agreement (the “Security Agreement”), the Notes are secured by a first lien on all assets of the Company, subject to certain exceptions set forth in the Security Agreement. The Notes include certain events of default, including a requirement that the Company obtain stockholder approval within a specified period of time to amend its certificate of incorporation to authorize additional shares of common stock.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. served as the exclusive placement agent for the offering.

The Notes offered and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements. The Notes and the shares of common stock underlying the Notes do not have any registration rights under the terms of the securities purchase agreement.

Each purchaser of the Notes represented that such purchaser is an “accredited investor” and agreed that the securities issued in the private placement bear a restrictive legend against resale without registration under the Securities Act. The Notes were sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

Effect of the Transaction on the Investors

Effect of the Initial Closing on the Investors

The following table illustrates the beneficial ownership of the Investors upon full conversion of the notes and interest shares in the Initial Closing:

Beneficial
Ownership of
Investors upon
				Beneficial		full conversion of
				Ownership of		notes and interest
	Beneficial			Investors upon		shares in the
	Ownership of			full conversion of		Initial Closing
	Investors prior to			notes and interest		without respect
	the Initial			shares in the		to limitations
	Closing(1)(2)			Initial Closing(1)(4)		on conversion(5)
	Number		(%)	Number	(%)	Number	(%)

Investors in Convertible Notes	1,267,812	(3)	3.4%	40,593,626	52.6%	2,031,267,812	98.2%

Effect of the Subsequent Closing on Investors

The following table sets forth the beneficial ownership of the Investors prior to the Subsequent Closing and after the Subsequent Closing in the event the Investors elect to exercise their option and the Company consummates the subsequent closing.

Beneficial
Ownership of
Investors after
	Beneficial		Beneficial		the Subsequent
	Ownership of		Ownership of		Closing
	Investors Prior to		Investors after		without respect
	the Subsequent		the Subsequent		to limitation
	Closing(4)		Closing(4)		on conversion(5)
	Number	(%)	Number	(%)	Number	(%)

Investors in Convertible Notes	40,593,626	52.6%	40,593,626	52.6%	4,046,267,812	99.1%

The following footnotes shall apply to each of the foregoing tables.

(1)	For the purposes of the forgoing table, the calculation of beneficial ownership assumes that the Subsequent Closing has not occurred.

(2)	Ownership is based upon the number of outstanding shares of common stock as of the record date.

(3)	Dr. Warrell has beneficial ownership of 1,156,794 shares and Dr. Itri has beneficial ownership of 111,018 shares.

(4)	Ownership is based upon the sum of (a) the number of outstanding shares of common stock as of the Record Date, and (b) the total number of shares underlying all Notes issued in the Initial Closing, assuming full conversion at the conversion price. The beneficial ownership calculated herein is subject to the cap on the Notes that prevent full conversion if such conversion would cause each holder to beneficially own more than 4.999% of the then outstanding shares of common stock of the Company.

(5)	Ownership is based upon the sum of (a) the number of outstanding shares of common stock as of the Record Date, and (b) the total number of shares underlying all Notes issued in the Initial Closing, assuming full conversion at the conversion price, and including interest shares based on the closing price of June 20, 2008 of $0.20 per share (assuming interest shares are paid for the entire 2 year period the notes may be outstanding with respect to the initial closing, and assuming the Investors exercise their option on the first anniversary of the closing date and interest shares are paid for the duration of the second year, with respect to the subsequent closing). The beneficial ownership calculated herein disregards the cap on the Notes that would prevent full conversion if such conversion would cause the holder to beneficially own more than 4.999% of the then outstanding shares of common stock of the Company.

Effect of the Transaction on Existing Stockholders

Effect of the Initial Closing on Existing Shareholders

The following table sets forth the dilutive effect on the beneficial ownership of the existing stockholders (other than the Investors) (the “Existing Stockholders”) upon full conversion of the notes and interest shares in the Initial Closing.

			Beneficial Ownership of		Beneficial Ownership of
			Existing Stockholders		Existing Stockholders
	Beneficial Ownership of		upon full conversion of		upon full conversion of
	Existing Stockholders		the notes and interest		the notes and interest
	prior to the Initial		shares in the Initial		shares in the Initial
	Closing(3)		Closing(4)		Closing(5)
	Number	Percentage	Number	Percentage	Number	Percentage

Existing Stockholders (other than the Investors)(1)(2):	36,632,277	99.7%	36,632,277	47.4%	36,632,277	1.8%

(1)	For the purposes of the foregoing table, the calculation of beneficial ownership assumes that the Subsequent Closing has not occurred.

(2)	For purposes of clarification, the percentage represented by the Existing Stockholders excludes any current and prior ownership of the Investors, but includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date.

(3)	Ownership is based upon the number of outstanding shares of common stock as of the Record Date and includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date.

(4)	Ownership is based on the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of options, warrants and other convertible securities exercisable within 60 days of the Record Date, assuming full conversion or full exercise at the conversion price or exercise price, and (c) the total number of shares underlying all Notes issued, and to be issued, in the financing, assuming full conversion at the conversion price. The beneficial ownership calculated herein is subject to the cap on the Notes that prevent full conversion if such conversion would cause the holder to beneficially own more than 4.999% of the then outstanding shares of common stock of the Company.

(5)	Ownership is based on the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of options, warrants and other convertible securities exercisable within 60 days of the Record Date, assuming full conversion or full exercise at the conversion price or exercise price, and (c) the total number of shares underlying all Notes issued, and to be issued, in the financing, assuming full conversion at the conversion price, and including interest shares assuming issuance based on the closing price of June 20, 2008 of $0.20 per share (assuming interest shares are paid for the entire 2 year period the notes may be outstanding with respect to the initial closing). The beneficial ownership calculated herein disregards the cap on the Notes that would prevent full conversion if such conversion would cause the holder to beneficially own more than 4.999% of the then outstanding shares of common stock of the Company.

Effect of the Subsequent Closing on Existing Stockholders

If the Investors elect to exercise their option and the Company consummates the Subsequent Closing, then the Company will issue up to $20 million of additional Notes to the Investors. The additional Notes will be subject to the same terms and conditions as the Notes issued in the Initial Closing. In the event the Investors decide to convert these Notes or receive interest shares in lieu of cash, the issuance of common stock in connection therewith will have a significant dilutional affect of the voting interests of Existing Stockholders. This issuance would also have a dilutive affect on earnings per share and may adversely affect the market price of our common stock.

The following table sets forth the dilutive effect of the Subsequent Closing on the beneficial ownership of common stock outstanding held by Existing Stockholders after the Subsequent Closing:

	Beneficial Ownership of		Beneficial Ownership of		Beneficial Ownership of
	Existing Stockholders		Existing Stockholders		Existing Stockholders
	prior to the Subsequent		after Subsequent		after Subsequent
	Closing(2)		Closing(3)		Closing(4)
	Number	Percentage	Number	Percentage	Number	Percentage

Existing Stockholders (other than the Investors)(1):	36,632,277	47.4%	36,632,277	47.4%	36,632,277	0.9%

(1)	For purposes of clarification, the percentage represented by the Existing Stockholders excludes any current and prior ownership of the Investors, but includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date.

(2)	Ownership is based upon the number of outstanding shares of common stock as of the Record Date and includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date.

(3)	Ownership is based on the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of options, warrants and other convertible securities exercisable within 60 days of the Record Date, assuming full conversion or full exercise at the conversion price or exercise price, and (c) the total number of shares underlying all Notes issued, and to be issued, in the financing, assuming full conversion at the conversion price. The beneficial ownership calculated herein is subject to the cap on the Notes that prevent full conversion if such conversion would cause the holder to beneficially own more than 4.999% of the then outstanding shares of common stock of the Company.

(4)	Ownership is based on the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of options, warrants and other convertible securities exercisable within 60 days of the Record Date, assuming full conversion or full exercise at the conversion price or exercise price, and (c) the total number of shares underlying all Notes issued, and to be issued, in the financing, assuming full conversion at the conversion price, and including interest shares assuming issuance based on the closing price of June 20, 2008 of $0.20 per share (assuming interest shares are paid for the entire 2 year period the notes may be outstanding with respect to the initial closing, and assuming the Investors exercise their option on the first anniversary of the closing date and interest shares are paid for the duration of the second year, with respect to the subsequent closing). The beneficial ownership calculated herein disregards the cap on the Notes that would prevent full conversion if such conversion would cause the holder to beneficially own more than 4.999% of the then outstanding shares of common stock of the Company.

Effect of an Event of Default and Noteholder Remedies

If an event of default occurs under the terms of the Notes, the holders of the Notes may at any time at their option declare the entire unpaid principal balance of such Note, together with all accrued interest thereon, due and payable, and such Note shall be accelerated; provided, however, that upon the occurrence of an event of default, the holder may (a) demand the redemption of such Note pursuant to Section 3.6(a) of such Note (as described below), (b) demand that the principal amount of the Note then outstanding and all accrued and unpaid interest thereon be converted into shares of common stock at the conversion price per share on the trading day immediately preceding the date the holder demands conversion, or (c) exercise or otherwise enforce any one or more of the holder’s rights, powers, privileges, remedies and interests under the transactions documents or applicable law.

Section 3.6(a) of the Notes provide for prepayment of the Notes in connection with an event of default. The holder may require the Company to prepay all or a portion of a Note in cash at a price equal to the sum of (i) the greater of (A) one hundred fifty percent (150%) of the aggregate principal amount of such Note plus all accrued and unpaid interest and (B) the aggregate principal amount of such Note plus all accrued but unpaid interest hereon, divided by the conversion price on (x) the date the Prepayment Price (as defined below) is demanded or otherwise due or (y) the date the Prepayment Price is paid in full, whichever is less, multiplied by the Daily VWAP (as defined in the Note) on (x) the date the Prepayment Price is demanded or otherwise due, and (y) the date the Prepayment Price is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Note and the other transaction documents (the “Prepayment Price”).

If the stockholders do not approve the increase in authorized shares within 120 days of the Initial Closing date, the Company will be in default and the above provisions apply.

Why We Entered Into This Transaction

We entered into this financing in order to fund working capital, research, product development, and general corporate purposes. As disclosed in our Annual Report on Form 10-K for the period ended December 31, 2007, as amended, and our Quarterly Report on Form 10-Q for the period ended March 31, 2008, we had a very high level of uncertainty inherent in our business and in our liquidity position.

Specifically, we indicated that we expected to run out of funds in the second quarter of 2008. We underwent two reductions in our workforce (in April and May 2008) and undertook a number of additional steps to conserve cash. We were not successful in licensing any of our pipeline products or in finding a buyer for our marketed product (Ganite®). We also explored acquisition of or merger with other companies that had more cash. In parallel, we spent considerable time seeking investors in financial transactions that could be concluded on terms more favorable to the Company. These efforts were not successful.

For at least the last twelve months, the Board attempted to pursue several strategic alternatives. However, at the time of the financing, the only alternative to the June 2008 convertible note financing was to file for bankruptcy.

Genta management and our Company’s Board of Directors have periodically reviewed and evaluated our business strategy and strategic options, including potential financings, acquisitions, and other strategic transactions in an effort to enhance stockholder value. Over the past several years, the Company’s major goal has been to secure worldwide regulatory approval of its lead oncology compound, Genasense®.

On December 29, 2005, we completed submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) that sought approval for the use of Genasense® as treatment of patients with chronic lymphocytic leukemia (CLL). On January 3, 2006, we submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) for the use of Genasense® as treatment for patients with advanced melanoma. During 2006, we incurred a number of activities in expectation of a commercial launch of Genasense®, including but not limited to, the hiring of personnel to support these activities in manufacturing, sales, and marketing. On December 15, 2006, we were notified by FDA that our NDA in CLL was deemed “non-approvable”. As a consequence, on December 20, 2006 we announced a major restructuring of the Company and a commensurate reduction in workforce.

On February 2, 2007, we announced that we had completed the final response to questions from the EMEA regarding the melanoma MAA. On February 26, 2007, we announced that we would appeal the FDA decision on the NDA for CLL. With both of these applications pending, the Company raised $11 million in a common stock offering on March 14, 2007 from our previously effective shelf registration statement. Proceeds of this financing were intended to support general corporate activities while the regulatory applications were pending, to provide support for ongoing clinical trials of Genasense®, and to fund other research. On April 23, 2007, we were notified that the EMEA had a “negative opinion” of our melanoma application, and this decision was upheld during an appeal that we announced on July 19, 2007.

On August 13, 2007, we announced that we had initiated a new Phase 3 trial of Genasense® in patients with advanced melanoma that we believe may secure worldwide regulatory approval in this disease. Moreover, on September 17, 2007 we announced that Genta had initiated the first clinical trial with a new internally developed drug, known as G4544. With these events, the Company accelerated its plans to secure additional funding to support these and other activities.

During the third quarter of 2007, we contacted at least nine firms in an effort to pursue “venture debt” financing for one or more of our products in amounts ranging from $5 million to $30 million. While this effort appeared initially promising, the Genta common stock price progressively declined during this period, and the resultant decrease in equity was cited by several of the potential investors that ultimately declined to proceed with a transaction. In parallel, we received two successive notices from NASDAQ that the Company had failed to retain compliance with exchange rules regarding minimum stockholders equity and minimum bid price, respectively.

During this period, we also met with two firms that specialized in royalty-based financing; however, due to regulatory uncertainties regarding the potential approval of our products, these firms declined to proceed with a transaction. During the fourth quarter of 2007, the Company engaged in discussions with two additional firms, regarding establishment of an equity line of credit, and Genta exchanged term sheets with one such firm on a mechanism that potentially would have provided up to $50 million in equity financing. However, this financing was ultimately deemed non-viable by both parties for several reasons. First, the low price of the Company’s common stock, combined with restrictions on the amount of funds that could be raised in any particular time period, would not have been sufficient to fund the Company’s operations. Second, this transaction would have required a new S-1 filing, a likely review by the Securities and Exchange Commission (SEC), and a proxy solicitation to secure stockholder approval — all of which contributed to both a high uncertainty of success and a potential closing date beyond which the Company would have been insolvent.

During the fourth quarter of 2007, we met with three different investment banks to explore various financing options, and on November 28, 2007, we engaged Rodman and Renshaw (“Rodman”) to assist the Company in securing such funding. A registered direct offering from the Company’s remaining shelf registration statement was considered the most desirable alternative. However, the Company’s low common stock price would have required a large discount in the offering price, and it was believed that any such transaction would also have required extensive warrant coverage. The bank further indicated that, given the deteriorating investment climate in the biotechnology sector, it was highly uncertain that such a transaction could be completed in any event.

In December 2007, we explored possible convertible debt financings, and we were proffered non-binding terms from three firms, including Rodman. We exchanged terms sheets with two of the firms; however, one firm elected to withdraw its term sheet, citing the Company’s deteriorating financial position. Terms of the remaining term sheet would have potentially provided up to $18 million in a convertible note. After review and discussion with the Genta Board of Directors during their quarterly meeting on December 18, 2007, negotiations with the remaining firm continued and legal documents were drafted and exchanged by counsel for both that firm and with Genta. However, the final proposal would not have provided sufficient funds in a timely fashion to continue the Company’s operations, and we terminated these discussions in January, 2008.

On January 9, 2008, the Company became aware of a transaction concluded by a comparable biotech company whereby that Company’s Chief Executive Officer (CEO) led a syndicate of five investors that raised approximately $26 million in a private placement of common stock with extensive warrant coverage. We then instructed Rodman to explore whether there was potential interest in a CEO-led transaction for Genta. However, Rodman reported back that they were unable to elicit interest in such a transaction at that time.

On January 15, 2008, FDA notified the Company that the Agency was extending the time period for its review of our appeal on the decision regarding the CLL NDA. On February 13, 2008, the Company raised $3.1 million in a registered direct offering of approximately 20% of the Company’s outstanding shares, which allowed us to continue our Phase 3 trial in melanoma while we sought additional funds to continue operations.

On March 17, 2008, we filed our Form 10-K for fiscal year 2007, which stated that we had received a “going concern” notice from our auditors. The notice of a “going concern” qualification was also reinforced in a press release on March 20, 2008. In the 10-K, we also explicitly warned that the Company faced the possibility of bankruptcy if we were not able to secure additional funds.

During the first and second quarters of 2008, the Company approached a number of other biopharmaceutical companies regarding a possible merger and/or acquisition. In February 2008, Genta approached a company that had recently sustained a major development setback but nonetheless had retained substantial cash resources. Following an initially favorable indication of interest, Genta entered into confidentiality and initiated the diligence process with this company during meetings in March 2008. However, the company declined to move ahead due to continued regulatory uncertainty regarding the approval of Genasense®. Other companies either declined to pursue discussions or dropped out of discussions for similar reasons.

In March 2008, Genta was introduced to a large investment fund that initially expressed an investment interest, but with the understanding that its involvement would equate with a complete recapitalization of the Company. Under confidentiality, we met with a number of representatives from the fund; however, in May 2008 the principals of the firm declined to make the investment.

On March 17, 2008 we announced that FDA had declined our appeal in CLL, although a potential regulatory path forward had been clarified, and the Company indicated its intent to pursue that objective. On April 7, 2008, we announced a further reduction in our workforce.

On April 30, 2008, the Genta Board of Directors convened via teleconference and were informed of the lack of success in securing a merger or acquisition partner, and also that several large companies had specifically indicated that they would have no interest in a license or partnership for Genasense® absent formal regulatory approval. All of these factors combined to increase the risk of bankruptcy.

Accordingly, on April 30, 2008, management met with specialized bankruptcy counsel, and on May 2, 2008, we formally engaged a law firm in Wilmington, Delaware to represent the Company’s interests in a potential bankruptcy filing. During a teleconference with the Genta Board of Directors on May 5, 2008, the Board was informed that we had paid an initial retainer, and that upon advice of counsel, the Company had commenced preparation of extensive materials required to potentially file such action.

On May 6, 2008, pursuant to a decision by NASDAQ to de-list the Company due to inadequate stockholder’s equity, we announced that trading in our common stock would be transferred to the over-the-counter market.

With continued deterioration in our financial condition and upon advice of counsel, we re-approached the aforementioned investment fund, as well as certain other parties, to inquire whether there was interest in negotiating bridge financing and participation in an auction of the Company under bankruptcy pursuant to a possible “363 filing”. Via teleconferences on May 16, 2008 and May 20, 2008, the Genta Board of Directors monitored discussions regarding these potential transactions, as well as appropriate timing for a potential bankruptcy filing.

An affiliate of the aforementioned investment fund expressed interest in the 363 process, and we entered into confidentiality with this company; however, after several weeks of discussion, the affiliate declined to proceed with this transaction. With one exception, all other parties who were approached with this potential transaction in bankruptcy also declined to participate.

On April 2, 2008, we were informed by Rodman that there was renewed interest in a possible transaction involving Genta with several investors, so long as Genta’s CEO participated in the offering, and on April 4, 2008 we formally signed a re-engagement letter with Rodman to evaluate that interest. A potential $5 million term sheet involving issuance of common stock with warrant coverage was drafted by Rodman and was reviewed by the Company. At the prevailing price, the contemplated transaction would have represented approximately 60% dilution of our common stock. However, the funds would have been insufficient to continue our Phase 3 trial in melanoma, and there ultimately proved to be no substantial investor interest in concluding such a transaction.

On May 8, 2008, the Company released financial results for the first quarter of 2008. At that time, we announced that in order to conserve cash we were seeking a buyer for our marketed product, Ganite®, and also that we had terminated an ongoing research program involving c-myb antisense. We indicated in our 8-K filing with the SEC and in our press release for the quarterly statement that we expected to run out of funds in the second quarter of 2008, and we further warned that we might need to file for bankruptcy.

Together with Rodman, beginning in early April 2008 and extending through the end of May 2008, Company management met extensively with potential investors both in-person and by teleconference. We shared only public information at these meetings, and only shared non-public information if the potential investor executed a confidentiality agreement. A major objective of this effort was to identify a “lead investor” who would agree to conduct extensive diligence on the Company, who could bring in other potential investors, and who would lead any subsequent negotiations on the terms of a potential transaction.

This effort led to the identification of a potential lead investor who on May 21, 2008 proffered terms of a convertible note offering, including among other terms: several tranches totaling up to $40 million; an initial tranche of $15 million; an option for a second tranche of up to $25 million; a requirement that Genta management fund at least $2 million of the initial tranche; a conversion price of $0.01 per share; and a coupon rate of 10%. On May 23, 2008, after extensive discussion, the Genta Board of Directors provisionally approved this proposal during a teleconference. The Company undertook to further negotiate the terms of this transaction including, among other provisions, an increase in total proceeds to $50 million and an increase in the conversion price to $0.075 per share. However, these efforts were unsuccessful, and the investor allowed the term sheet to expire on the evening of May 23, 2008.

With expiration of the term sheet, the Company believed that an imminent bankruptcy filing was the most likely consequence, and the Genta Board of Directors convened via teleconference on May 27, 2008 to discuss this process. Management had previously met with three investment banks to consider representation of the Company during a bankruptcy auction process. The engagement of Rodman was approved for this purpose, subject to satisfaction that this engagement would not negatively affect any other effort to secure alternative financing. The Board also authorized a further workforce reduction.

On May 27, 2008, Rodman received a revised term sheet from the previous lead investor for a convertible note offering that, among other terms, provided for total potential proceeds and an initial tranche of $34 million and $17 million, respectively, increased the coupon rate to 15%, retained the minimum requirement for Genta management participation at $2 million in the initial tranche, and maintained the conversion price at $0.01. Genta’s Board of Directors convened on May 30, 2008 to consider this proposal, together with corporate counsel, the investment bank, and counsel for the bank. The revised proposal, including all its terms and the advisability of management participation, was extensively discussed. After deliberation that reflected an absence of alternatives to bankruptcy, including the absence of a 363 partner to provide bridge financing to creditors, the Board provisionally approved the financing proposal, subject to final negotiations and closing conditions. Negotiations and discussions ensued with the lead investor, other potential investors, counsel for all investors, the investment bank, counsel for the bank, and other parties.

On May 29, 2008, the Company pre-announced results of a presentation that was scheduled for June 2, 2008, which showed that responses in our Phase 3 trial of Genasense® in CLL were associated with a significant increase in patient survival. We also announced that the Company had requested a meeting with FDA to review these data, especially in view of the outcome of the NDA appeal that was announced on March 17, 2008.

After concluding extensive negotiation with all potential investors, the convertible note financing for total potential proceeds of $40 million was approved and announced on June 6, 2008. The Company announced the closing of the initial tranche of $20 million on June 9, 2008.

The Board of Directors consulted with and was advised by their financial advisor Rodman & Renshaw LLC; however, they did not obtain a fairness opinion. Based upon their internal discussions regarding strategic alternatives and advice from their financial advisor, the Board of Directors determined that the

June 2008 convertible note financing was fair and in the best interests of the non-affiliated stockholders and the Board of Directors unanimously approved the June 2008 convertible note financing.

Without this financing, we could have been required to further reduce spending and to markedly reduce our workforce, which likely would have resulted in a halt to our clinical trials program, in particular cessation of our Phase 3 trial of Genasense® in melanoma. The Company also faced the likely outcome of bankruptcy if additional funds could not be secured to extend our cash position through the balance of the second quarter and beyond.

The adequacy of our financial reserves and liquidity are essential for the operations of our Company.

We believe that proceeds of this financing, assuming all closings, may be used as follows:

•	an estimated $27 million to fund research and development expenses, including, but not limited to, (i) an estimated $13.5 million for the allocable portion of labor and overhead (ii) an estimated $13.5 million expenses incurred in connection with development of Genasense®;

•	an estimated $9 million to pay general corporate and administrative costs; and

•	an estimated $1 million to obtain and maintain patents.

•	an estimated $3 million in investment banking fees and expenses relating to the offering.

This transaction is contingent upon securing stockholder approval to increase the authorized number of outstanding shares, as provided for in this proposal. Failure to approve this proposal will likely lead to a default under the financing agreements and may lead to bankruptcy of the Company.

The Board unanimously recommends that you vote “FOR” the approval of the amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of capital stock available for issuance.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

In connection with Proposal 2, we are requesting approval to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. We have requested this approval in order to satisfy certain requirements of the June 2008 convertible note financing (as discussed in Proposal 2). Each of Dr. Raymond Warrell, our Chief Executive Officer and Chairman, and Dr. Loretta Itri, our President, Pharmaceutical Development and Chief Medical Officer, participated in the initial closing of the June 2008 convertible note financing by purchasing $1,950,000 and $300,000, respectively, of such notes.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the annual meeting. However, if any such other matters are properly brought before the meeting, the proxies may use their own judgment to determine how to vote your shares.

MATTERS RELATING TO OUR GOVERNANCE

The Board and its Committees

The Board currently consists of five directors. They are Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Christopher P. Parios, Daniel D. Von Hoff, M.D., and Douglas G. Watson. The Board has determined that, except for Dr. Warrell, all of the members of the Board are “independent directors”. Dr. Warrell is not considered independent, as he is an executive officer of the Company.

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Board held eleven meetings during the year ended December 31, 2007. The Audit Committee held six meetings and the Compensation Committee held eight meetings. No formal meetings were held by the Nominating and Corporate Governance Committee, as the independent directors of the Board acted as a whole on nominating and corporate governance matters. The Executive Committee held three meetings during 2007. Independent directors of the Board held three executive sessions at which only independent directors were present. Each member of the Board attended no fewer than 75% of the total number of meetings of the Board and the committees of which he or she was a member. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend and historically more than a majority have done so. All directors holding office at the time were present at the 2007 annual meeting of stockholders.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee currently consists of Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Mr. Driscoll serves as Chairman of this Committee. Each member of the Audit Committee is independent. The Board has also determined that Mr. Watson fulfills the Securities and Exchange Commission (SEC) criteria as an audit committee financial expert. Pursuant to the Audit Committee’s charter adopted by the Board, the purposes of the Audit Committee include reviewing the procedures and results of our external auditing functions, providing a direct communication link to the Board from our external auditing staff and our Chief Financial Officer and helping assure the quality of our financial reporting and control systems. The Audit Committee has the sole authority to retain and terminate the independent registered public accounting firm that examines our financial statements. A copy of this committee’s charter is available on our website at www.genta.com.

Compensation Committee

The Compensation Committee currently consists of Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Mr. Watson serves as Chairman of this Committee. Each member of the Compensation Committee is independent. The primary purpose of the Compensation Committee is to review, on an annual basis or more frequently as it deems appropriate, the performance of our executive officers, review the amount and form of compensation payable to our executive officers and report to the Board on an annual basis, making recommendations regarding compensation of our executive officers. In addition, the Compensation Committee administers our equity compensation plans. A copy of this committee’s charter is available on our website at www.genta.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Martin J. Driscoll and Daniel D. Von Hoff, M.D. Mr. Driscoll serves as Chairman of this Committee. Each member of the Nominating and Corporate Governance Committee is independent. The purposes of the Nominating and Corporate Governance Committee are to identify and recommend individuals qualified for nomination to serve on our Board and its committees, ensure that the performance of the Board is reviewed, develop and recommend corporate governance principles to the Board and ensure that an appropriate governing structure with respect to the Board and its committees is in place so that the Board can perform a proper review function. A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.genta.com.

In assessing candidates as director nominees, whether recommended by this committee or stockholders, the committee considers the following criteria:

•	Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and prior or current association with institutions noted for their excellence.

•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

•	The background and experience of members of the Board should be in areas important to the operation of the Company such as business, education, finance, government, law, medicine or science.

•	The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. In order for a stockholder to make a nomination, the stockholder must comply with the advance notice provision of Section 14 in Article II of our by-laws. The stockholder must provide a written notice along with the additional information required by our by-laws to our Corporate Secretary at our address listed on the top of page one of this proxy statement. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

Executive Committee

The Executive Committee consisted of Raymond P. Warrell, Jr., M.D., Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Dr. Warrell serves as Chairman of this Committee. The

Executive Committee is empowered to review matters arising and to advise management between regularly scheduled meetings of the Board. The Executive Committee does not have the power and authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any provisions of our by-laws.

Compensation of Directors

Our non-employee directors receive $15,000 per year for their services. In addition, under our Non-Employee Directors’ 1998 Stock Option Plan, non-employee directors currently receive a grant of 4,000 stock options upon their initial election to the Board and thereafter receive an annual grant of 3,333 stock options coinciding with their annual election to the Board. Non-employee directors receive an additional $1,500 for each Board meeting attended in person or $750 for each Board meeting attended telephonically. Non-employee directors attending committee meetings receive $1,000 for each in-person meeting or $750 for each meeting attended telephonically. Non-employee directors receive $2,500 per day for Board or committee activities outside of normal activities. The Lead Director and each non-employee Chairperson of a Committee of the Board receive annual cash compensation of $5,000 and a grant of 833 stock options coinciding with their annual election to the Board.

The following table sets forth certain information regarding compensation earned by the following non-employee directors of the Company during the year ended December 31, 2007:

		Option	All Other
	Fees earned	awards	Compensation	Total
Name	($) (1)	($) (2)	($)	($)

Martin J. Driscoll	$45,500	$15,879	—	$61,379
Betsy McCaughey, PhD. (3)	$18,750	$4,933	—	$23,683
Christopher P. Parios	$42,000	$13,413	—	$53,413
Daniel D. Von Hoff, M.D.	$26,500	$4,933	—	$31,433
Douglas G. Watson	$47,000	$7,399	—	$54,399

(1)	Reflects the dollar amount earned during 2007.

(2)	Reflects the dollar amount recognized for financial statement purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, effective January 1, 2006, (FAS 123(R)) and thus, includes amounts from awards granted prior to 2007 (See Note 16 to the consolidated financial statements as set forth in our Annual Report on Form 10-K for the year ended December 31, 2007). There can be no assurance that the FAS 123(R) amounts will be realized. As of December 31, 2007, each Director has the following number of options outstanding: Martin J. Driscoll: 13,165; Betsy McCaughey: 26,220; Christopher P. Parios: 10,666; Daniel D. Von Hoff: 34,442; Douglas G. Watson: 27,330.

(3)	Dr. McCaughey resigned from the Board, effective October 24, 2007.

Stockholder Communications to the Board

The Board has provided a process for stockholders to communicate with our directors. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the non-employee directors or any other group of directors or committee of the Board or to a particular director, in care of our Corporate Secretary at our address listed on the top of page one of this proxy statement.

Certain Relationships and Related Transactions

Dr. Daniel Von Hoff, one of Genta’s directors, holds the position of Senior Investigator and Director of Translational Research at the Translational Genomics Research Institute (TGen), which provides preclinical testing services under direction of and by contract to Genta. During 2007, TGen performed services for which it was compensated by Genta in the amount of approximately $223,430. The Company believes that the payment of these services was on terms no less favorable than would have otherwise been provided by an “unrelated” party. In the Board’s opinion, Dr. Von Hoff’s relationship with TGen will not interfere with Dr. Von Hoff’s exercise of independent judgment in carrying out his responsibilities as a Director of Genta.

The Company has set forth certain policies and procedures with respect to the review and approval of related-party transactions. Specifically, pursuant to the Company’s Audit Committee Charter, the Audit Committee is required to review and approve any related-party transactions. In connection with such review and approval, the Audit Committee may retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee as well as perform any other activities consistent with this charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

On June 5, 2008, we entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes with such investors. On June 9, 2008, we placed $20 million of such Notes in an initial closing. Each of Dr. Raymond Warrell, our Chief Executive Officer and Chairman, and Dr. Loretta Itri, our President, Pharmaceutical Development and Chief Medical Officer, participated in the initial closing by purchasing $1,950,000 and $300,000, respectively, of such Notes. The remaining Board members independently discussed Dr. Warrell and Dr. Itri’s participation in the transaction and resolved that such participation will not interfere with Dr. Warrell or Dr. Itri’s exercise of independent judgment in carrying out their responsibilities in their respective positions. In connection with the June 2008 convertible note financing and in accordance with the Audit Committee Charter, the Audit Committee reviewed and approved the June 2008 convertible note financing with Dr. Warrell and Dr. Itri.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all our directors and employees, including our principal executive officer and principal financial officer. A copy of the Code is currently available on our website at www.genta.com.

Listing of our Common Stock

Effective May 7, 2008, we moved the trading of our common stock from The NASDAQ Capital Markets to the Over-the-Counter Bulletin Board (OTCBB) maintained by Financial Industry Regulator Authority (“FINRA”) (formerly, the National Association of Securities Dealers). This action was taken pursuant to receipt of notification from the NASDAQ Listing Qualifications Panel that we had failed to demonstrate our ability to sustain compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Markets. On July 10, 2008, we received notification from The NASDAQ Capital Market that The NASDAQ Capital Market had determined to remove our common stock from listing on such exchange. The delisting was effective at the opening of the trading session on July 21, 2008.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Our executive officers are:

Raymond P. Warrell, Jr., M.D., 58, has been our Chief Executive Officer and a member of our Board since December 1999 and our Chairman since January 2001. From December 1999 to May 2003, he was also our President. From 1978 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., which developed Trisenox®, a drug for the treatment of acute promyelocytic leukemia, which is now marketed by Cephalon, Inc. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. He obtained a B.S. in Chemistry from Emory University, a M.D. from the Medical College of Georgia, and a M.B.A. from Columbia University Graduate School of Business. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

Richard J. Moran, CPA, 61, became our Senior Vice President and Chief Financial Officer in September 2005 and retired in February 2008. Mr. Moran brought extensive and diversified finance experience from a long career with Johnson & Johnson (J&J) and several of its operating companies. He served as Chief Financial Officer, Vice President Finance, and member of the U.S.A. Board of Ortho Biotech from 1995 until 2002, and from 2000 to 2002 he assumed additional finance responsibility for the Ortho Biotech Worldwide Board. In that role, he was responsible for planning, preparation, management, compliance and controls of the accounting and financial activities of this $4.4 billion global business unit. From 2002 until his retirement in 2004, he served as Director at J&J’s Corporate Headquarters, where he was charged with strategic development and implementation of Sarbanes-Oxley Section 404 compliance requirements at more than 350 worldwide locations with $45 billion in annual sales. Mr. Moran previously served as Finance Group Controller for J&J’s International Cilag, Ortho Pharmaceuticals, McNeil Pharmaceuticals (ICOM) Group from 1989 to 1994 during the launch of Eprex® in 50 countries and Procrit® in the U.S., and he served as a Board member for both Cilag Europe and the ICOM Group. From 1983 to 1988, Mr. Moran was a Director of J&J’s Corporate Internal Audit Department. Mr. Moran is a member of the New Jersey Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and has served as Chairman of the Board and Treasurer of the American Red Cross of Somerset County, NJ. Mr. Moran retired from Genta effective February 29, 2008.

Gary Siegel, 50, joined Genta in May 2003 as Director, Financial Services, was appointed Senior Director, Financial Services in April 2004 and was appointed Vice President, Finance in September 2007. During his tenure at Genta, Mr. Siegel has been accountable for the day-to-day accounting and financial operations of the Company including public and management reporting, treasury operations, planning, financial controls and compliance. Mr. Siegel became an executive officer of the Company and assumed the role of interim Principal Accounting Officer, interim Principal Financial Officer and interim Corporate Secretary, effective February 29, 2008, while the Company searches for Mr. Moran’s successor. Prior to joining Genta, he worked for two years at Geller & Company, a private consulting firm, where he led the management reporting for a multi-billion dollar client. His twenty-two years of experience in the pharmaceutical industry include leadership roles at Warner-Lambert Company and Pfizer Inc., where he held positions of progressively increasing levels of responsibility including Director, Corporate Finance and Director, Financial Planning & Reporting.

W. Lloyd Sanders, 47, assumed the position of Senior Vice President and Chief Operating Officer in March 2008. He had been our Senior Vice President, Commercial Operations since October 2006. Mr. Sanders joined Genta in January 2006 as Vice President, Sales and Marketing. He has twenty years of experience in the pharmaceutical industry. Prior to joining Genta, Mr. Sanders was associated with Sanofi-Synthelabo, and subsequently Sanofi-Aventis. From October 2004 through January 2006, he was Vice-President, Oncology Sales for the combined companies. In that role, he had key product sales responsibility for Eloxatin® (oxaliplatin), Taxotere® (docetaxel), Anzemet® (dolasetron mesylate), and

ELITEK® (rasburicase). He led the successful restructuring, integration, deployment, strategic development, and tactical execution of the merged companies’ sales forces. He was responsible for national account GPO contracting strategy and negotiations, and he shared responsibility for oncology sales training and sales operations. From October 2002 through October 2004, Mr. Sanders was Area Vice President, Oncology Sales. He led the 110-member team that achieved record sales for an oncology product launch with Eloxatin®. From 1987 until 2002, he held positions of progressively increasing levels of responsibility at Pharmacia, Inc. (now Pfizer), most recently as Oncology Sales Director, West/East. Mr. Sanders holds a Bachelor of Business Administration from Memphis State University.

Loretta M. Itri, M.D., F.A.C.P., 58, has been our President, Pharmaceutical Development and Chief Medical Officer since May 2003, prior to which she was Executive Vice President, Pharmaceutical Research and Development and Chief Medical Officer. Dr. Itri joined Genta in March 2001. Previously, Dr. Itri was Senior Vice President, Worldwide Clinical Affairs, and Chief Medical Officer at Ortho Biotech Inc., a Johnson & Johnson company. As the senior clinical leader at Ortho Biotech and previously at J&J’s R.W. Johnson Pharmaceutical Research Institute (PRI), she led the clinical teams responsible for NDA approvals for Procrit® (epoetin alpha), that company’s largest single product. She had similar leadership responsibilities for the approvals of Leustatin®, Renova®, Topamax®, Levaquin®, and Ultram®. Prior to joining J&J, Dr. Itri was associated with Hoffmann-La Roche, most recently as Assistant Vice President and Senior Director of Clinical Investigations, where she was responsible for all phases of clinical development programs in immunology, infectious diseases, antivirals, AIDS, hematology and oncology. Under her leadership in the areas of recombinant proteins, cytotoxic drugs and differentiation agents, the first successful Product License Application (PLA) for any interferon product (Roferon-A®; interferon alfa) was compiled. Dr. Itri is married to Dr. Warrell, our Chief Executive Officer and Chairman.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis Section described herein includes reference to our 2007 Stock Incentive Plan, which is subject to stockholder approval. This plan is not yet approved and we have not included a request for stockholder approval in this proxy statement.

Overview of Compensation Program

The Compensation Committee, also referred to herein as the Committee, of the Board of Directors has responsibility for overseeing our compensation and benefit policies, evaluating senior executive performance, and determining compensation for our senior executives, including our executive officers. The Committee ensures that the total compensation paid to executive officers is fair, reasonable and competitive.

The individuals who serve as our Chairman of the Board & Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) during 2007, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “executive officers”.

Compensation Philosophy and Objectives

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholder’s interests and business objectives; reward performance; and be externally competitive and internally equitable. We seek to achieve three objectives, which serve as guidelines in making compensation decisions:

•	Providing a total compensation package which is competitive and therefore, enables us to attract and retain, high-caliber executive personnel;

•	Integrating compensation programs with our short-term and long-term strategic plan and business objectives; and

•	Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

Role of Executive Officers in the Compensation Decisions

The Committee makes all compensation decisions regarding the compensation of our executive officers. The CEO reviews the performance of our executive officers and except for the President, Pharmaceutical Development & Chief Medical Officer (President), who is the spouse of the CEO, the CEO makes recommendations to the Committee based on these reviews, including salary adjustments, variable cash awards and equity awards. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. With respect to the President, the Committee in its sole discretion determines the amount of any adjustments or awards.

Establishing Executive Compensation

Compensation levels for our executive officers are determined through comparisons with other companies in the biotechnology and pharmaceutical industries, including companies with which we compete for personnel. To determine external competitiveness practices relevant to the executive officers, we review data from two industry surveys of executive compensation: Radford Biotechnology Compensation Survey and Organization Resources Counselors (collectively, External Market Data). In addition, in 2007 the Committee retained Towers Perrin, a leading compensation consultant with expertise in biopharmaceutical industry compensation practices, to assist in its analysis of executive compensation. Towers Perrin provided a third-party perspective based on their extensive knowledge of the industry and they advised the Committee of developments in the design of compensation programs and provided benchmarks against which we compare our total compensation packages. Towers Perrin conducted a peer group analysis in order to weigh the competitiveness of the Company’s overall compensation arrangements in relation to comparable biopharmaceutical companies. The peer companies were: Allos Therapeutics, Ariad Pharmaceuticals, Avalon Pharmaceuticals, Cell Genesys, Cell Therapeutics, Favrille, Hana Biosciences, Introgen Therapeutics, NeoPharm, Pharmacyclics, Poniard Pharmaceuticals, Spectrum Pharmaceuticals, Telik and Vion Pharmaceuticals. These companies were selected for the peer group because, like Genta, they were oncology focused, public pharmaceutical companies with products in mid to late-stage development.

It is the Committee’s objective to target total annual compensation of each executive officer at a level between the 50th and 75th percentiles for comparable positions. However, in determining the compensation for each executive officer, the Committee also considers a number of other factors including: an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of our business objectives. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its analysis of that individual’s performance and contribution to our performance. In addition, in light of our stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance our research and development efforts.

Other Factors Considered in Establishing 2007 Compensation for Executive Officers

Our potential products are in various stages of research and development and limited revenues have as yet been generated from product sales. As a result, the use of traditional performance standards, such as corporate profitability, is not believed to be appropriate in the evaluation of the performance of us or our individual executives. The compensation of our executive officers is based, in substantial part, on industry compensation practices, trends noted (in the External Market Data, peer group analysis and by Towers Perrin), as well as the extent to which business and the individual executive officers’ objectives are achieved. Such objectives are established and modified as necessary to reflect changes in market conditions and other factors. Individual performance is measured by reviewing whether these objectives have been achieved.

Among the significant business objectives achieved during 2007 were initiation of the new Phase 3 AGENDA trial of Genasense® in patients with advanced melanoma; initiation of a first clinical trial with a new oral drug (G4544) to treat bone disease; execution of a supply and distribution agreement with IDIS Limited, whereby IDIS will distribute Ganite® and Genasense® on a “named patient” basis and completion of a common stock offering raising gross proceeds of approximately $11 million.

The milestones described above enabled continued progress towards the commercialization and development of Genasense® and small molecule therapy, and were considered carefully in evaluating executive performance and making determinations regarding executive compensation. Notably, however, three significant factors warranted very substantial weight in evaluating our business performance and in making executive compensation decisions. These factors were: 1) our receipt from the European Medicines Agency’s Committee for Medicinal Products for Human Use of a negative opinion regarding our Marketing Authorization Application for the use of Genasense® plus chemotherapy for treatment of patients with advanced melanoma; 2) our receipt from the Food and Drug Administration (FDA) of notice that they had declined the Company’s initial appeal of the non-approvable notice from the FDA for the New Drug Application for the use of Genasense® plus chemotherapy in patients with chronic lymphocytic leukemia; and 3) our inability to raise additional operating capital before the close of the fiscal year.

The Committee reviewed peer analysis data, the compensation history of each executive officer including their annual salary, cash incentive bonus and stock option awards. During the Committee’s year-end 2007 meeting, the CEO, Dr. Warrell, recommended that due to the Company’s failure to meet critical business and financial objectives (as described above) that there not be any annual salary increases and that there be no payment of any incentive bonuses for executives and all other employees. Following discussion, the Committee approved Dr. Warrell’s recommendation. The Committee had previously determined in September 2007 that there would be no year-end stock option grants for the executive officers and the general employee population. See the section below marked “September 2007 Retention Stock Option Grants” for a further explanation of the decision to not grant stock option awards based on 2007 performance.

Due to the Company’s depressed stock price, the equity-based long-term incentive compensation and total compensation level (annual salary, incentive bonus and equity based compensation) for each of the executive officers was below the median (50th percentile). In general, however, the Committee believes that executive compensation levels are otherwise reasonably competitive with companies in the biotechnology and pharmaceutical industries when taking into account: geographic location, relative company size, stage of development, individual responsibilities and experience, as well as individual and overall corporate performance.

Elements of Executive Compensation

Our compensation package for executive officers generally consists of annual cash compensation, which includes both fixed (annual salary) and variable (cash incentive bonus program) elements; long-term compensation in the form of stock options and other perquisites. The main components are annual salary, cash incentive bonus and stock options, all of which are common elements of executive compensation pay in general and throughout the biotechnology and pharmaceutical industry.

Annual Salary

We pay an annual salary to our employees and the executive officers as consideration for fulfillment of certain roles and responsibilities. Changes in annual salaries for executive officers, if any, are generally effective at the beginning of each year. As noted above, there were no annual salary increases for 2008.

Determining Annual Salary

Increases to annual salary reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with us and adjustments as appropriate based on external competitiveness and internal equity. Prevailing competitive market practices guide the percentage increases to annual salary. Although the External Market Data indicated that the trend for annual salary increases effective in 2008 was approximately 4%, as noted above, there were no salary increases made for the executive officers or any other employees due to the performance of the Company in 2007. Notably, there was a 15% reduction to Dr. Warrell’s base salary from $480,000 to $408,000 effective January 1, 2008. This reduction was agreed to by the Committee and Dr. Warrell as part of the negotiation that occurred in 2007 related to Dr. Warrell’s amended 2006 employment agreement. The rationale for this reduction was that the Company had yet to achieve critical business and financial objectives and this had to be reflected in the terms of Dr. Warrell’s amended 2006 employment agreement. The 2008 annual salaries for Dr. Itri, Mr. Moran, Mr. Siegel and Mr. Sanders are $467,500, $320,000, $210,000 and $285,000, respectively. In order to conserve cash, on April 17, 2008, Drs. Warrell and Itri agreed to indefinitely defer the cash portions of their salaries, at least until the Company has raised additional capital. These agreements may be rescinded by Drs. Warrell and Itri at their discretion, and the cash amounts due them shall be accrued for by the Company. On February 29, 2008, Mr. Moran retired from Genta.

Cash Incentive Bonus Program

Typically, we award cash incentive bonuses to employees, including the executive officers, as a reward and recognition for contributing to our achievement of specific annual business objectives. All employees are eligible for a form of cash incentive bonus, although payment of a cash incentive bonus is made at an individual level each year contingent upon overall performance of the company. However, as described under the section “Other Factors Considered in Establishing 2007 Compensation for Executive Officers”, the business performance of the Company was insufficient in 2007 to warrant cash incentive bonuses to executive officers and all other employees; consequently no cash incentive bonuses were paid.

Determining the 2007 Cash Incentive Bonus Program Target

The target for the cash incentive bonus program award for the CEO (forty percent of annual salary) and the President (thirty percent of annual salary) is based on the terms of their employment agreements as described below and the Committee determines the annual target for the other executive officers each year based on external competitiveness and internal equity. Based on the External Market Data, the target amounts for executive officers who were Senior Vice Presidents and Vice Presidents were established at thirty percent and twenty-five percent of annual salary, respectively. As noted above, there were no cash bonuses paid to any of the executive officers for 2007 performance.

Equity-Based Compensation

We grant equity-based compensation to employees, including executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. We grant stock options on a broad basis to encourage all employees to work with a long-term view. Stock options are inherently performance-based because they deliver value to the option holder only if the value of our stock increases. Thus, stock options are a potential reward for long-term value creation and serve as an incentive for employees who remain with us to contribute to the overall long-term success of the business.

September 2007 Retention Stock Option Grants

In July 2007 the Company completed a 1:6 reverse stock split in an attempt to increase the per share trading value of our common stock in order to maintain our listing on the NASDAQ Global Market. NASDAQ Global Market listing rules require that a Company’s stock have a $1.00 minimum closing bid price. The reverse split resulted in an adjustment of all previous stock option awards issued to executives and all other employees, whereby the number of options held was reduced by a factor of six, and the exercise price of the option was multiplied by a factor of six. Subsequent to the 1:6 reverse stock split there was a significant decline in our stock price. As a result, of the reverse stock split and the declining stock price, management believed that the incentive value of the previous stock option awards was insufficient to retain our executive officers and other employees. Following careful analysis which included: 1) a review of market trends, including consultation with Aon Radford Consulting (a nationally recognized compensation consulting firm with specific expertise in dealing with the equity issues of biopharmaceutical companies); 2) consideration of the fact that the 1998 Plan would be expiring in 2008; and 3) the determination that the commitment and motivation of our workforce would be vital to ongoing efforts to commercialize Genasense® and achieve other corporate objectives, management recommended to the Committee that new stock option grants be issued to executive officers and all employees under a new 2007 Plan. The Committee then retained their own independent compensation consulting firm, Towers Perrin, to evaluate management’s recommendation and advise the Committee. Following two discussions with Towers Perrin to review their findings and further discussions between the Committee and management, the Committee approved the 2007 Stock Incentive Plan, contingent upon shareholder approval in 2008, and approved stock option grants for four of the five executive officers and all other employees, all of which are subject to stockholder approval.

The stock option plan is subject to continued review by the Board of Directors and must be approved by the stockholders. The Board may, at its discretion, change the Plan prior to seeking stockholder approval. The stock option plan has not yet been submitted to stockholders for approval and thus has yet to take effect.

In conjunction with the amendment and restatement of his 2006 employment agreement, Dr. Warrell received a stock option grant of 2,400,000 shares at $1.39 per share. Mr. Sanders and Mr. Siegel received stock option grants of 300,000 and 175,000 shares, respectively, at $1.39 per share. Dr. Itri received a stock option grant of 500,000 shares at $1.42 per share. Due to very specific and critical financial objectives, in lieu of a stock option grant, Mr. Moran received a grant of 60,000 restricted stock units from the 1998 Plan, whose vesting was contingent upon achievement of certain financial transactions and satisfactory completion of certain financial and accounting services. Due to certain financial transactions not being achieved, 40,000 of the 60,000 restricted stock units granted to Mr. Moran failed to vest and were cancelled. The remaining 20,000 restricted stock units may still vest upon satisfactory completion of certain financial and accounting services through July 31, 2008, during which time Mr. Moran will be providing consulting services to the Company.

Acquisition Bonus Plan

The 2007 Plan is subject to stockholder approval. Consequently, management recognized that until there was stockholder approval, the risk of a potential change in control fully mitigated the retention value of the stock option awards described above. Therefore, in order to assure retention of our executive officers and other employees prior to stockholder approval of the September 2007 stock option awards, concurrent with approving the 2007 Plan on September 17, 2007, the Committee also approved an Acquisition Bonus Plan, which was also approved by the Board of Directors. Under the program, participants are eligible to share in a portion of the proceeds realized from a change in control of the Company that occurs prior to the earlier of (i) December 31, 2008 or (ii) the approval by our stockholders of the 2007 Plan. On September 27, 2007, executive officers and employees were granted a number of units in the Acquisition Bonus Plan that corresponded to the number of shares granted to them under the September 2007 retention stock option grants, with the intent of providing an incentive value under the Acquisition Bonus Plan that was similar to the incentive value of the stock option grants, once the 2007 Plan was approved by stockholders. Dr Warrell, Mr. Sanders and Mr. Siegel received 2,400,000, 300,000 and 175,000 units, respectively with a unit value of $1.39, and Dr. Itri received 500,000 units with a unit value of $1.42. To assure there were was no duplication of benefits derived from the 2007 Plan and the Acquisition Bonus Plan, all shares issued under the 2007 Plan terminate and cease to be outstanding in the event the participant becomes entitled to receive a payment under the Acquisition Bonus Plan. As noted above, Mr. Moran did not receive a stock option award, and instead received restricted stock units under the 1998 Plan; therefore, he was not a recipient of an award under the Acquisition Bonus Plan.

Determining the September 2007 Retention Stock Option Grants

In making the decision to make 2007 retention stock option grants to executive officers, the Committee took into consideration External Market Data, sought advice from their independent consultant, Towers Perrin, and considered the relative importance of retaining the existing executive officers. Among the factors considered in determining the number of shares issued to each executive was the Tower’s Perrin peer group analysis finding that both the long-term incentive value and total compensation value of each executive’s total compensation was significantly below the median (or 50th percentile). The Committee also considered that the award value of the initial grants made to the executive officers at the time they were hired and all subsequent grants made based on annual performance no longer had any incentive value because those awards had post-reverse split strike prices significantly above the current market value of our common stock. The size of the stock option awards made to executive officers in September 2007 were based on the Committee’s determination that the award should be at least equivalent to the size of an award that would be necessary to recruit a comparable individual to replace the executive officer. Coincident with making the retention grants, the Committee considered whether or not there should be year-end 2007 performance based equity grants, which would ordinarily be granted in January 2008. However, based on the fact that the September 2007 retention stock option grants were larger than typical year-end grants and the proximity in time of the September 2007 retention stock option grants to any potential January 2008 awards (only four months), the Committee determined that, irrespective of individual or corporate performance, there would be no 2007 year-end equity-based compensation for executive officers and all other employees and advised them of that fact in September 2007.

Determining The Timing And Exercise Price Of Equity-Based Compensation

We have a longstanding practice, since January 2002, of having the exercise price of a stock option grant coincide with the closing price of our stock on the date of the grant. This practice is intended to avoid a situation in which a stock option grant is issued at an exercise price below the fair market value of our stock on the date of the grant. In years in which we issue performance-based grants, our practice has been to make grants to employees and our executive officers during the month of January; however, as stated above, no grants were made in January 2008.

Regarding the September 2007 executive officer retention grants, in order to assure that there would be no perception that one of our executive’s stock option grants was delayed to achieve a more favorable exercise price, the Committee prospectively determined that for any grants made to executives, the exercise price of the executive’s stock option grant would be at the higher of the closing price of our stock on the date of the grant or the exercise price of the retention stock option grants issued to all other employees.

During August and September 2007, the Committee met on multiple occasions to discuss the proposed September 2007 equity retention program. In order to focus their discussions, they determined that decisions about awards for Dr. Warrell, Dr. Itri and Mr. Moran would be made separately from the decisions made regarding the remaining executive officers and all other employees. The September 2007 retention stock option grants were issued on the same dates that the Committee approved the grants. The grants were approved for Mr. Sanders and Mr. Siegel on September 17, 2007; consequently their grants were dated September 17, 2007 and the exercise price of $1.39 per share corresponded with the closing price of the Company’s stock on September 17, 2007. Dr. Warrell’s grant was approved on September 20, 2007; consequently his grant was dated September 20, 2007. However, since on September 20, 2007, the closing price of our stock was $1.35 per share, in accordance with the Committee’s terms for the grant (as noted above), the exercise price of Dr. Warrell’s grant was set at $1.39 per share, which corresponded with the higher exercise price that other executives and all other employees received for their September 17, 2007 grants. Dr. Itri’s grant was approved on September 21, 2007; consequently her grant was dated September 21, 2007. On September 21, 2007, the closing price of Genta’s stock was $1.42 per share, so the exercise price of Dr. Itri’s grant was set at $1.42 per share. The Committee made a determination regarding an equity award for Mr. Moran on September 21, 2007; in lieu of a stock option award, he received restricted stock units from the 1998 Stock Incentive Plan on September 21, 2007.

Option Grant Date Coordination With The Release Of Material Non-Public Information

We established the date of the Committee meetings and grant dates in accordance with our policy, and do not determine these dates based on knowledge of material non-public information or in response to our stock price.

Retirement Benefits

All employees are eligible to participate in the Genta Incorporated Savings & Retirement Plan (Savings Plan). This is a tax-qualified retirement savings plan, which allows contributions by the employee of the lesser of 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. We will match 100% of the first 4% of pay that is contributed to the Savings Plan and 50% of the next 2% of pay contributed. All contributions to the Savings Plan as well as any matching contributions are fully vested upon contribution. We provide retirement benefits because retirement benefits are an integral part of employee benefit programs within the biotechnology and pharmaceutical industry.

Perquisites

Excluding our CEO and President, both of whom have employment agreements that describe any perquisites that are part of their compensation and are described below, none of our executive officers have perquisites in excess of $10,000 in annual value.

Severance Benefits

We have adopted a severance pay program for nearly all of our employees, including executive officers, except for Drs. Itri and Warrell, who are eligible for severance benefits under the terms of their employment agreements as described below. The severance pay program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored workforce reduction or a change in control of our company. In addition, for executives, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other of our constituents without undue concern over whether the transactions may jeopardize the executive’s own employment.

These arrangements, like other elements of executive compensation, are structured with regard to practices at comparable companies for similarly-situated officers and in a manner we believe is likely to attract and retain high quality executive talent.

Although there are some differences in the benefit levels depending on the employee’s job level, the basic elements are comparable for all employees, except for Drs. Itri and Warrell as noted above, and for Messrs. Sanders and Siegel, as noted below:

▶	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, Genta’s severance pay program requires a “double trigger” — a change in control followed by an involuntary loss of employment within one year thereafter. This is consistent with the purpose of the program, which is to provide employees with financial protection upon loss of employment.

▶	Covered terminations. Employees may be eligible for payments, if there is either a workforce reduction or if within one year of a change in control, their employment is terminated without cause by the Company.

▶	Severance payment. Subject to signing a release, eligible terminated employees may receive severance.

▶	Benefit continuation. Subject to signing a release, basic health and dental insurance may be continued following termination of employment.

▶	Accelerated vesting of equity awards. Upon a change in control, any unvested equity awards become vested.

Potential Payments Upon a Reduction in Force or Change in Control

Drs. Itri’s and Warrell’s eligibility for severance payments are described below, and the remaining executive officers are also eligible for certain payments in the event of their termination. In the event of their termination as a result of a reduction in force or change in control, Mr. Sanders and Mr. Siegel are eligible for up to twenty-four weeks of severance paid on a bi-weekly basis equal to $131,538 and $96,923, respectively. Mr. Sanders and Mr. Siegel are also eligible to continue their health/dental benefits at the Company’s expense for up to four months, with an estimated value of $7,116 each.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 paid to an individual. For 2007, the total amount of compensation paid by us should be deductible and not affected by the Section 162(m) limitation.

2008 Objectives and Executive Compensation Guidelines

Our business objectives for 2008 include: completing enrollment of the phase 3 AGENDA trial of Genasense® in patients with advanced melanoma; obtaining a lifting of the clinical hold on our newly licensed oral taxane, tesetaxel, a late Phase 2 oncology product; and ongoing financing and business development activities that will further the development and commercialization of our products. At present, the 2008 compensation guidelines are comparable to the 2007 guidelines with respect to the following: components of compensation; anticipated salary adjustments; cash incentive bonus targets and equity-based compensation. The Committee will make adjustments if necessary based on their assessment of a variety of factors including: industry trends; competitive market data; business objectives and corporate performance.

Summary Compensation Table

The following table sets forth certain information regarding compensation earned by or paid to our Chief Executive Officer, Chief Financial Officer and other executive officers (collectively, the “named executive officers”) during the years ended December 31, 2007 and 2006, respectively.

						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($) (1)	($) (2)	Earnings ($)	($)		($)

Raymond P. Warrell, Jr., M.D.	2007	480,000	—	—	1,139,940	—	—	41,096	(3)	1,661,036
Chairman and Chief Executive Officer	2006	460,000	—	—	2,743,824	50,000	—	40,462	(3)	3,294,286
Richard J. Moran	2007	320,000	—	10,463	29,100	—	—	17,261	(4)	376,824
Senior Vice President, Chief Financial Officer and Corporate Secretary	2006	304,500	—	—	35,900	100,000	—	11,000	(4)	451,400
Gary Siegel	2007	196,846	—	—	32,007	—	—	11,250	(5)	240,103
Vice President, Finance	2006	183,750	—	—	46,778	66,500	—	11,000	(5)	308,028
Loretta M. Itri, M.D.	2007	467,500	—	—	459,201	—	—	21,836	(6)	948,537
President, Pharmaceutical Development and Chief Medical Officer	2006	445,200	—	—	979,852	—	—	19,848	(6)	1,444,980
W. Lloyd Sanders	2007	285,000	—	—	39,100	—	—	40,405	(7)	364,505
Senior Vice President and Chief Operating Officer	2006	245,000	—	—	36,250	78,000	—	33,579	(7)	392,829

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and December 31, 2006, respectively, in accordance with FAS 123(R). These figures include amounts from awards granted in 2003, 2004, 2005, 2006 and 2007. Assumptions used in the calculations of these amounts for the years ended December 31, 2005, 2006 and 2007, respectively, are in Note 16 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended. There can be no assurance that the FAS 123(R) amounts will be realized.

(2)	As described above, no payments were made for 2007 performance under our cash incentive bonus program.

(3)	All other compensation for 2007 includes $6,000 for auto allowance, $13,419 for long-term disability, (including $4,641 for income tax gross-up), $10,427 for life insurance, (including $3,592 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $6,000 for auto allowance, $13,003 for long-term disability, (including 4,506 for income tax gross-up), $10,459 for life insurance (including $3,592 for income tax gross-up) and $11,000 Company match to the 401(k) Plan.

(4)	All other compensation for 2007 includes $6,011 for life insurance, (including $2,011 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $11,000 Company match to 401(k) Plan.

(5)	All other compensation for 2007 includes $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $11,000 Company match to the 401(k) Plan.

(6)	All other compensation for 2007 includes $6,770 for long-term disability (including $2,161 for income tax gross-up), $3,816 for life insurance (including $1,315 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $7,028 for long-term disability, (including $2,421 for income tax gross-up), $1,820 for life insurance, (including $627 for income tax gross-up) and $11,000 Company match to the 401(k) Plan.

(7)	All other compensation for 2007 includes $4,497 for long-term disability (including $1,235 for income tax gross-up), $24,658 relocation reimbursement (including $6,106 for income tax gross-up) and $11,250 Company match to the 401(k) Plan. All other compensation for 2006 includes $4,370 for long-term disability, (including $1,108 for income tax gross-up), $19,459 relocation reimbursement (including $4,914 for income tax gross-up) and $9,750 Company match to the 401(k) Plan.

Grants of Plan-Based Awards

The table below supplements the Summary Compensation Table with details regarding 2007 plan-based awards, all of which have been granted as of their respective grant date below. There are no future payments pending based on 2007 performance or compensation plans.

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number	Number of	Exercise	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(# shares)	(# shares)	(# shares)	(#) (3)	(#) (4)	($/sh)	($)

Dr. Warrell	9/20/07	0	192,000	288,000	0	150,000	225,000	0	2,400,000	1.39	(5)
Mr. Moran	9/21/07	0	96,000	128,000	0	30,000	40,000	60,000	0	—	85,200
Mr. Siegel	9/17/07	0	52,500	73,500	0	20,000	30,000	0	175,000	1.39	(5)
Dr. Itri	9/21/07	0	140,250	233,750	0	30,000	50,000	0	500,000	1.42	(5)
Mr. Sanders	9/17/07	0	85,500	114,000	0	30,000	40,000	0	300,000	1.39	(5)

(1)	These columns show the range of payouts targeted for 2007 performance under the Genta Cash Incentive Bonus Program, which would ordinarily be paid in January 2008; however, there were no payments for 2007 performance.

(2)	These columns show the range of stock option awards targeted for 2007 performance under the 1998 Plan. For 2007, there were no awards for 2007 performance.

(3)	This column shows the number of restricted stock units awarded in 2007 under the 1998 Plan as part of the retention program. See the section labeled “September 2007 Retention Stock Option Grants” for an explanation of this award.

(4)	This column shows the number of stock options awarded in September 2007 as part of the retention program under the 2007 Plan, which is contingent upon stockholder approval. See the section labeled “September 2007 Retention Stock Option Grants” for an explanation of this award.

(5)	We have not recognized compensation expense for grants of stock options awarded in September 2007 as part of the retention program. This is because the grants of these options under the 2007 Plan is contingent upon stockholder approval. As such, a grant date as defined in FAS 123(R) has not occurred.

Outstanding Equity Awards as of December 31, 2007

	Option Awards							Stock Awards
											Equity
											Inventive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
										Awards:	Payout
										Number of	Value of
					Equity				Market	Unearned	Unearned
					Inventive			Number of	Value of	Shares,	Shares,
					Plan			Shares or	Shares or	Units or	Units or
					Awards:			Units of	Units of	Other	Other
	Number Of		Number Of		Number of			Stock	Stock	Rights	Rights
	Securities		Securities		Securities			That	That	That	That
	Underlying		Underlying		Underlying			Have	Have	Have	Have
	Unexercised		Unexercised		Unexercised	Option	Option	Not	Not	Not	Not
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	(#)	($)	(#)	(#)

Dr. Warrell	529,251		—		—	16.01	10/27/09	—	—	—	—
	132,313		—		—	16.01	02/14/10	—	—	—	—
	50,000		—		—	47.81	01/01/11	—	—	—	—
	50,000		—		—	82.20	01/25/12	—	—	—	—
	50,000		—		—	47.17	01/28/13	—	—	—	—
	—		166,667		—	59.28	05/16/13	—	—	—	—
	12,500		—		—	61.92	01/04/14	—	—	—	—
	18,750		6,250		—	9.72	01/28/15	—	—	—	—
	132,313		—		—	16.01	10/28/15	—	—	—	—
	18,750		18,750		—	12.30	01/23/16	—	—	—	—
	55,560		111,106		—	12.96	03/31/16	—	—	—	—
	4,167		12,500		—	2.74	01/12/07	—	—	—	—
	441,000	*	1,959,000	*	—	1.39	09/20/17	—	—	—	—
Mr. Moran	20,000		—		—	7.26	09/15/15	—	—	—	—
	833		834		—	12.30	01/23/16	—	—	—	—
	5,001		1,666		—	2.74	01/12/17	—	—	—	—
								20,000	8,000	—	—
Mr. Siegel	2,333		—		—	60.30	05/22/13	—	—	—	—
	1,167		—		—	61.92	01/04/14	—	—	—	—
	1,667		—		—	15.00	06/30/14	—	—	—	—
	1,250		417		—	9.72	01/07/15	—	—	—	—
	1,250		1,250		—	5.64	04/04/15	—	—	—	—
	833		834		—	5.40	04/15/15	—	—	—	—
	833		834		—	11.10	09/19/15	—	—	—	—
	833		834		—	12.30	01/23/16	—	—	—	—
	208		625		—	4.62	12/01/16	—	—	—	—
	500		1,500		—	2.74	01/12/17	—	—	—	—
	—		175,000	*	—	1.39	09/17/17	—	—	—	—
Dr. Itri	50,000		—		—	34.38	03/28/11	—	—	—	—
	6,667		—		—	82.20	01/25/12	—	—	—	—
	5,000		—		—	47.17	01/28/13	—	—	—	—
	—		50,000		—	71.70	08/05/13	—	—	—	—
	8,333		—		—	61.92	01/05/14	—	—	—	—
	3,750		1,250		—	9.72	01/07/15	—	—	—	—
	4,167		4,167		—	12.30	01/23/16	—	—	—	—
	14,351		68,982		—	9.54	07/27/16	—	—	—	—
	2,084		6,250		—	2.74	01/12/17	—	—	—	—
	—		500,000	*	—	1.42	09/21/17	—	—	—	—
Mr. Sanders	8,333		8,334		—	10.86	01/16/16	—	—	—	—
	1,250		3,750		—	2.74	01/12/17	—	—	—	—
	—		300,000	*	—	1.39	09/17/17	—	—	—	—

*	Stock options awarded in September 2007 as part of the retention program under the 2007 Plan, which is contingent upon stockholder approval. See the section labeled “September 2007 Retention Stock Option Grants” for an explanation of this award.

Option Exercises and Stock Vesting in Last Year

There were no exercises of options or vesting of stock by the named executive officers in the year ended December 31, 2007.

Employment Agreements

Employment Agreement with Raymond P. Warrell, Jr., M.D.

Pursuant to an employment agreement dated as of January 1, 2006 between Genta and Dr. Warrell that was subsequently amended and restated and signed effective November 30, 2007, hereinafter referred to as the amended 2006 employment agreement, Dr. Warrell continues to serve as our Chairman and Chief Executive Officer. The amended 2006 employment agreement has an initial term of three years ending on December 31, 2010 and provides for automatic extensions for additional one-year periods. Under the amended 2006 employment agreement, Dr. Warrell’s $480,000 annual base salary was reduced by 15% effective January 1, 2008; and he now receives a base salary of $408,000 per annum with annual percentage increases equal to at least the Consumer Price Index for the calendar year preceding the year of the increase. At the end of each calendar year, Dr. Warrell is eligible for a cash incentive bonus ranging from 0% to 60% of his annual base salary, subject to the achievement of agreed-upon goals and objectives.

Dr. Warrell received an initial option grant of 2,400,000 stock options under the 2007 Plan, subject to stockholder approval, that has not yet been received, on September 20, 2007 with an exercise price of $1.39, of which (a) 1,440,000 shares vest over a 40 month vesting schedule (360,000 shares on the date of grant, 1,053,000 shares in 40 equal monthly increments of 27,000 each commencing on October 1, 2007 and the final 27,000 shares on December 31, 2010) and (b) the remaining 960,000 shares vest upon our achievement of specified milestones relating to the Genasense® product or its substantial equivalent. These milestones include the following: (1) 480,000 shares will become exercisable on the date the Genasense® product receives approval for any first indication in the United States from the Food and Drug Administration (FDA) or any first indication in Europe from the European Medicines Agency (EMEA), (2) 480,000 shares will become exercisable on the date that the total fair market value of all common stock of the Company then outstanding first exceeds $350,000,000. Dr. Warrell is also entitled to receive annual stock options for the purchase of up to 225,000 shares of Common Stock, depending upon the achievement of agreed-upon goals and objectives. Such options will become fully exercisable upon a “Trigger Event” (i.e. the sale of Genasense® or our change in control). If a Trigger Event occurs during the term of the amended 2006 employment agreement or within 12 months thereafter, Dr. Warrell will be entitled to receive the stock option grants that he would have been entitled to receive in respect of the calendar year in which the Trigger Event occurs (assuming attainment of “target” levels of performance on all goals and objectives for the year), and such option will be fully vested and exercisable upon grant.

We may also, from time to time, grant Dr. Warrell additional cash, stock options, equity and/or other long-term incentive awards in the sole discretion of our Board. Dr. Warrell continues to be entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. He is also entitled to receive supplemental life insurance and supplemental disability insurance, as well as premium payments for medical malpractice insurance up to a maximum of $25,000 annually. The aggregate amount of the benefits Dr. Warrell may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Warrell’s employment is terminated, he will be eligible for certain benefits whose value has been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Warrell’s employment is terminated, he will be entitled to receive his accrued but unpaid base salary through his termination date, his accrued but unpaid expenses, a lump sum payment of his accrued vacation days (unless he is terminated by us for cause or he terminates his employment without good reason (both defined in the amended 2006 agreement)), his accrued but unpaid cash incentive bonus, a lump sum payment of his pro-rated cash incentive bonus for the year of his termination, valued up to $163,200, (unless he is terminated by us for cause or he terminates his employment without good reason), and any other benefits due him in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Warrell’s employment without cause or Dr. Warrell terminates his employment for good reason and he executes a release, Dr. Warrell will be entitled to receive the base salary he would have received during the twelve-month period following the date of termination, valued at $408,000, for a total potential payment of $571,200. If we terminate Dr. Warrell’s employment in anticipation of our change in control or, if either party terminates his employment upon a change in control or within thirteen months following a change in control, Dr. Warrell will instead receive a lump sum payment equal to two times his annual base salary, valued at $816,000 and two times his target bonus for the calendar year of termination, valued at $326,400, for a total potential payment of $1,142,000. Dr. Warrell will also receive immediate vesting of all stock options that vest solely as a result of his continued employment. Finally, if either party gives notice that they do not wish to extend the amended 2006 employment agreement, Dr. Warrell will be entitled to receive his accrued, but unpaid, base salary through his termination date; his accrued, but unpaid, expenses; a lump sum payment of his accrued vacation days; his accrued but unpaid cash incentive bonus; a lump sum payment of his pro-rated cash incentive bonus for the year of his termination, valued up to $163,200; and any other benefits due him in accordance with applicable plans, programs or agreements. If Dr. Warrell gives notice that he does not wish to extend his amended 2006 employment agreement, he will also receive immediate vesting of all stock options that would have vested during the 90 days following his termination date, if such stock options vest solely as a result of his continued employment. If we give notice that we do not wish to extend Dr. Warrell’s amended 2006 employment agreement, he will receive immediate vesting of all stock options that vest solely as a result of his continued employment.

Employment Agreement with Loretta M. Itri, M.D.

Pursuant to an employment agreement dated as of March 28, 2006 between Genta and Dr. Itri and signed on July 27, 2006, Dr. Itri continues to serve as our President, Pharmaceutical Development and Chief Medical Officer. The employment agreement had an initial term of three years, beginning March 28, 2006 and continuing through March 27, 2009 and provides for automatic extensions for additional one-year periods. The agreement provides for a base annual salary of $445,200, which may be reviewed annually for discretionary increases in a manner similar to our other senior executives and an annual cash incentive bonus ranging from 0% to 50% of her annual base salary to be paid if mutually agreed-upon goals and objectives are achieved for the year. Dr. Itri was also granted an incentive stock option to purchase 83,333 shares of our Common Stock at an exercise price of $9.54 per share, of which 33,333 shares become exercisable upon the first FDA approval of Genasense®, 33,333 shares become exercisable upon approval by the EMEA in Europe of Genasense® in any first indication and 16,666 shares become exercisable over a period of approximately 32 months from the grant date by means of (i) an initial amount of 1,850 shares to be exercisable and vest on the Date of Grant, (ii) an additional amount of 14,344 shares in 31 equal monthly increments of 467 shares each, commencing on August 1, 2006 and continuing on the first day of each of the next successive 30 calendar months, and (iii) a final amount of 467 shares on March 1, 2009. The preceding reference to the number of shares granted takes into account the 1:6 reverse stock split in July 2007. We may also, from time to time, grant Dr. Itri additional stock options consistent with the stock option guidelines applicable to our other senior executives. Dr. Itri is entitled to any and all medical insurance, dental insurance, life insurance, disability insurance and other benefit plans, which are generally available to our senior executives. She is also entitled to receive supplemental life insurance and supplemental disability insurance. The aggregate amount of the benefits Dr. Itri may receive are subject to parachute payment limitations under Section 280G of the Internal Revenue Code.

In the event Dr. Itri’s employment is terminated, she will be eligible for certain benefits whose value has been estimated herein, but only to the extent that the benefit is not otherwise provided to employees on a non-discriminatory basis. In the event Dr. Itri’s employment is terminated, she will be entitled to receive her accrued, but unpaid, base salary through her termination date; her accrued, but unpaid, expenses; her accrued vacation days; any earned but unpaid cash incentive bonus; and any other benefits due her in accordance with applicable plans, programs or agreements. In addition to the benefits listed in the preceding sentence, in the event we terminate Dr. Itri’s employment without good reason (as defined in the employment agreement), due to a change of control, or Dr. Itri terminates her employment for good reason (as defined in the employment agreement), and she executes a release, Dr. Itri will be entitled to receive a lump sum payment equal to her current annualized base salary, valued at $467,500 plus a pro-rated cash incentive bonus for the calendar year of termination, valued up to $140,250, for a total potential payment of $607,750, and each of her outstanding stock options will immediately vest to the extent vesting depends solely on her continued employment. Finally, if either party gives notice that the employment agreement will not be extended, Dr. Itri will be entitled to receive her accrued, but unpaid, base salary through her termination date; her accrued, but unpaid, expenses; her accrued vacation days; any earned, but unpaid, cash incentive bonus; a pro-rated cash incentive bonus for the year of her termination, valued up to $140,250, for a total potential payment of $607,750; and any other benefits due her in accordance with applicable plans, programs, or agreements. If we give notice that we do not wish to extend Dr. Itri’s employment agreement, she will also receive immediate vesting of all stock options that would have vested during the 90 days following her termination date, if such stock options would have vested solely as a result of her continued employment.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, Mr. Watson, Mr. Driscoll and Mr. Parios, had any “interlock” relationship to report during our year ended December 31, 2007.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company’s management stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

Douglas G. Watson, Chairman
Martin J. Driscoll
Christopher P. Parios

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2007.

			Number of securities remaining
			available for future issuance
	Number of securities to be	Weighted-average	under equity compensation
	issued upon exercise of	exercise price of	plans (excluding securities
Plan category	outstanding options	outstanding options	reflected in the first column)

Equity compensation plans approved by security holders	2,268,272	$23.43	597,623
Equity compensation plans not approved by security holders	5,413,000	$1.39	3,087,000

Total	7,681,272	$7.89	3,684,623

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently composed of three directors, each of whom is independent, and operates under a written charter adopted by the Board. The members of our Audit Committee are Martin J. Driscoll, Christopher P. Parios and Douglas G. Watson. Mr. Driscoll serves as Chairman of this committee. Among our other responsibilities, we recommend to the Board the selection of the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2007. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2007, management continued the process of documenting, testing and evaluating the Company’s system of internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K, as amended, related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2008.

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Deloitte & Touche LLP their firm’s independence.

Fees for independent registered public accounting firm for years 2007 and 2006

Set forth below are the fees billed for services rendered by Deloitte & Touche LLP in 2007 and 2006:

	2007	2006

Audit fees	$333,500	$383,500
Audit-related fees	—	—

Total Audit & Audit-related fees	$333,500	$383,500
Tax fees	—	—
All other fees	—	—

Total fees	$333,500	$383,500

Audit fees consist of fees billed for services rendered for the audit of our financial statements, internal controls and review of our financial statements included in our quarterly reports on Form 10-Q and services provided in connection with other statutory or regulatory filings.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under Audit fees. No such fees were billed in 2007 or 2006.

Tax fees consist of fees billed for professional services related to the preparation of our U.S. federal and state income tax returns and tax advice. No such fees were billed in 2007 or 2006.

The Audit Committee pre-approved all Audit-related fees. After considering the provision of services encompassed within the above disclosures about fees, the Audit Committee has determined that the provision of such services is compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-approval policy of services performed by independent registered public accounting firm

The Audit Committee’s policy is to pre-approve all audit and non-audit related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated the pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

Based upon our discussion with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to us, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, filed with the SEC.

Deloitte & Touche LLP is not expected to attend the Annual Meeting and has not asked for an opportunity to address Stockholders.

Change in Independent Auditors in 2008

On July 16, 2008, following an extensive review and request-for-proposal process, the Company’s Audit Committee determined not to renew its engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and dismissed them as the Company’s auditors. On July 16, 2008, the Audit Committee recommended and approved the appointment of Amper Politziner & Mattia, P.C. as the Company’s auditors for the fiscal year ending December 31, 2008, commencing immediately on such date.

No accountant’s report issued by Deloitte & Touche LLP on the financial statements for either of the past two (2) fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte &Touche LLP’s report on the Company’s consolidated financial statements as of and for the year ended December 31, 2007 contained an explanatory paragraph expressing substantial doubt as to the Company’s ability to continue as a going concern as a result of recurring losses and negative cash flows from operations.

During each of the fiscal years ended December 31, 2007 and December 31, 2006 and the subsequent interim period from January 1, 2008 through the Company’s notice to Deloitte & Touche LLP of its non-renewal on July 16, 2008: (i) there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). In addition, Deloitte & Touche LLP’s reports on the Company’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche LLP’s reports on the Company’s financial statements did include an explanatory paragraph relating to the Company’s ability to continue as a going concern and the Company’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, effective January 1, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement no. 109, effective January 1, 2007.

During the Company’s fiscal years ended December 31, 2006 and December 31, 2007 and the subsequent interim period from January 1, 2008 through the engagement of Amper Politziner & Mattia, P.C., the Company did not consult with Amper Politziner & Mattia, P.C. regarding the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K; or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

A representative of Amper Politziner & Mattia, P.C. is expected to attend the Annual Meeting, has not asked for an opportunity to address Stockholders and will be available to respond to appropriate questions.

Members of the Audit Committee

Martin J. Driscoll, Chairman
Christopher P. Parios
Douglas G. Watson

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth, as of August 25, 2008, certain information with respect to the beneficial ownership of our Common Stock (the only voting class outstanding), (i) by each director, (ii) by each of the named executive officers and (iii) by all officers and directors as a group.

Amount and Nature of Beneficial Ownership
Name and Address(1)	Number of Shares(2)	Percent of Class

Raymond P. Warrell, Jr., M.D.	1,928,294(3)	4.999%
Loretta M. Itri, M.D.	1,932,518(4)	4.999
Richard J. Moran	21,749(5)	*
Gary Siegel	11,916(6)	*
W. Lloyd Sanders	14,583(7)	*
Martin J. Driscoll	14,332(8)	*
Betsy McCaughey, PhD (9)	26,220(6)	*
Christopher P. Parios	9,333(6)	*
Daniel D. Von Hoff, M.D.	34,442(6)	*
Douglas G. Watson	37,330(10)	*
All Directors and Executive Officers as a group	4,030,717(11)	11.0%

*	Less than one percent (1%).

(1)	The address of each named holder is in care of Genta Incorporated, 200 Connell Drive, Berkeley Heights, NJ 07922.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options exercisable within 60 days of August 25, 2008 or issuable on conversion of Senior Secured Convertible Promissory Notes due June 9, 2010 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)	Consists of 91,615 shares of Common Stock and 1,065,179 shares of Common Stock issuable upon exercise of currently exercisable stock options. Also includes 771,500 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010. Excludes 100,000 shares of Common Stock beneficially owned by Dr. Warrell’s wife, Dr. Itri. Dr. Warrell disclaims beneficial ownership of such shares.

(4)	Consists of 16,666 shares of Common Stock and 94,352 shares of Common Stock issuable upon exercise of currently exercisable stock options. Also includes 1,821,500 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010. Excludes 91,615 shares of Common Stock, beneficially owned by Dr. Itri’s husband, Dr. Warrell. Dr. Itri disclaims beneficial ownership of such shares.

(5)	Consists of 1,666 shares of Common Stock, 83 shares of Common Stock owned by Mr. Moran’s wife and 20,000 shares of Common Stock issued upon the vesting of Restricted Stock Units on July 1, 2008. Mr. Moran retired from the Company on February 28, 2008.

(6)	Consists of shares of Common Stock issuable upon the exercise of currently exercisable stock options.

(7)	Consists of 5,000 shares of Common Stock and 9,583 shares of Common Stock issuable upon exercise of currently exercisable stock options.

(8)	Consists of 2,500 shares of Common Stock and 11,832 shares of Common Stock issuable upon the exercise of currently exercisable stock options.

(9)	Dr. McCaughey resigned from the Board, effective October 24, 2007.

(10)	Consists of 10,000 shares of shares of Common Stock and 27,330 shares of Common Stock issuable upon the exercise of currently exercisable stock options.

(11)	Consists of 127,530 shares of Common Stock and 1,310,187 shares of Common Stock issuable upon the exercise of currently exercisable stock options. Also includes 2,593,000 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Although each of the Investors in the convertible note transaction may elect to convert their notes into shares of our common stock, no holder is deemed to be a beneficial holder of 5.00% or greater of our common stock due to the existence of a provision in the convertible notes restricting each noteholder from beneficially owning greater than 4.999% of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock.

To our knowledge based solely on a review of the copies of such reports furnished to us and the reporting persons’ representations to us that no other reports were required during the year ended December 31, 2007, our directors and officers complied with their respective filing requirements under Section 16(a) on a timely basis, with the following exceptions: W. Lloyd Sanders filed a Form 4 on January 17, 2007 to report the grant of stock options on January 12, 2007, Richard J. Moran filed a Form 4 on September 27, 2007 to report the grant of restricted stock units on September 21, 2007 and W. Lloyd Sanders filed a Form 4 on April 15, 2008 to report the January 3, 2007 transfer of 53 shares that were formerly jointly owned by Mr. Sanders and Mr. Sanders’ daughter to be solely owned by Mr. Sanders’ daughter and to report the transfer of 51 shares that were formerly jointly owned by Mr. Sanders and Mr. Sanders’ son to be solely owned by Mr. Sanders’ son.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report on Form 10-K, as amended, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 200 Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800. If you want to receive separate copies of the annual report on Form 10-K, as amended, and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 annual meeting of stockholders is December 31, 2008.

Proposals of stockholders intended to be presented at the Company’s 2009 annual meeting of stockholders called for a date within thirty days of June 16, 2009 and not included in our proxy materials must comply with the advance notice provision in Section 3 of Article I of our by-laws. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

All stockholder proposals should be directed to our Corporate Secretary at our address listed on the top of page one of this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of our Annual Report on Form 10-K, as amended, including the financial statements and financial statement schedules, as filed with the SEC for our most recent year. Such written requests should be directed to Gary Siegel, our interim Principal Financial Officer, interim Principal Accounting Officer and interim Corporate Secretary, at our address listed on the top of page one of this proxy statement.

By order of the Board of Directors,

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

Dated: August 28, 2008

The Board of Directors recommends a vote “FOR” all the director nominees listed below and “FOR” Proposal 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR ALL NOMINEES	WITHHOLD
	(except as marked to	FROM ALL
	the contrary)	NOMINEES
1. To elect directors.	☐	☐

To withhold authority to vote for any nominee, write the number preceding the nominee’s name on the line below.

Withhold authority for:

Director Nominees:
01 RAYMOND P. WARRELL, JR., M.D.
02 MARTIN J. DRISCOLL
03 CHRISTOPHER P. PARIOS
04 DANIEL D. VON HOFF, M.D.
05 DOUGLAS G. WATSON

2.  To approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.
FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature	Date

Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing.When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gnta		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Proxy Statement and the 2007 Annual Report
on Form 10-K on the Internet at www.genta.com

GENTA INCORPORATED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 6, 2008
     The undersigned stockholder of Genta Incorporated (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated August 28, 2008, and the undersigned revokes all prior proxies and appoints Raymond P. Warrell, Jr., M.D. and Gary Siegel, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held at the Genta’s Corporate Offices at 200 Connell Drive, Berkaley Heights, New Jersey, 07922, at 11:00 a.m., local time, on October 6, 2008 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD, “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
     Receipt of the Notice of Annual Meeting, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 accompanying the same is hereby acknowledged.
     PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be dated and signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲
You can now access your Genta Incorporated account online.
Access your Genta Incorporated stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Genta Incorporated, now makes it easy and convenient to get current information on your shareholder account.

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